Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

May 20, 2024

by and among

MASTERBRAND CABINETS LLC,

DOGWOOD MERGER SUB LLC,

THE PARTY NAMED HEREIN AS SELLER REPRESENTATIVE,

and

DURA INVESTMENT HOLDINGS LLC

i

Section 11.14.	Specific Performance	82
Section 11.15.	Legal Representation	83
Section 11.16.	Non-Recourse	83

EXHIBITS

Exhibit A	Accounting Principles; Illustrative Calculation of Net Working Capital
Exhibit B	Escrow Agreement
Exhibit C	Letter of Transmittal

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended or modified from time to time and together with all annexes, exhibits, appendices and schedules hereto, this “Agreement”) dated as of May 20, 2024 is by and among (i) Dura Investment Holdings LLC, a Delaware limited liability company (the “Company”), (ii) GHK North Star Holdings LLC, a Delaware limited liability company, as Seller Representative (the “Seller Representative”), (iii) MasterBrand Cabinets LLC, a Delaware limited liability company (“Buyer”), and (iv) Dogwood Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger Sub”).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, the parties hereto desire to enter into a transaction pursuant to which Buyer will acquire 100% of the issued and outstanding limited liability company interests of the Company (the “Company Equity Interests”) pursuant to a merger of Merger Sub with and into the Company, in each case upon the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements hereinafter contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.    Certain Definitions.  (a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.01(a):

“Accounting Principles” means the accounting principles, practices, policies, treatments, procedures, categorizations, definitions, methods, classifications, techniques, judgments, estimations and methodologies set forth in Exhibit A attached hereto, together with the Illustrative Calculation of Net Working Capital included therein.

“Accrued Income Tax Amount” means an amount equal to the aggregate liability for current unpaid income Taxes of the Company and its Subsidiaries for taxable periods ending on or before the Closing Date for which a Tax Return has not yet been filed (or for which any income Taxes reflected on such a Tax Return have been fully paid by Closing) in all jurisdictions in which such entities are required to file income Tax Returns, for taxable periods (or the portion thereof) ending on or before the Closing Date, which shall be determined (a) as though any taxable period that includes but not does not end on the Closing Date closes as of the end of the Closing Date (regardless of whether such treatment is prescribed by applicable Law), (b) taking into account Transaction Tax Deductions (but, for purposes of the Closing Statement and the calculation of the Final Purchase Price only (and the Estimated Closing Statement, but only to the extent that the calculation of the amount of the Transaction Tax Deductions has been finally determined prior to Closing) in accordance with Section 7.07), applicable estimated income Tax payments made prior to Closing, any applicable income Tax refunds or overpayments and any net operating losses or other Tax attributes (excluding any such attribute generated after the Closing Date), in each case, to the extent such payments, attributes or other items actually reduce cash Taxes payable in respect of such taxable periods in the applicable jurisdiction (or would reduce such cash Taxes if the taxable period closed on the Closing Date), and (c) shall be a positive number in any jurisdiction only to the extent that any payments of estimated income Taxes made prior to Closing would result in an income Tax refund (or credit) in any jurisdiction.

“Advisory Agreement” means that certain Management Fee Agreement, dated as of October 1, 2019, by and among Supreme Cabinetry Brands, Inc. (f/k/a Dura-Supreme Holdings, Inc.), GHK North Star Manager LLC and GHK North Star Holdings LLC.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person, and the term “control” (including the terms “controlled by” and “under common control with”) when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise; provided that, for purposes hereof (i) for purposes of Article 3 hereof (other than Section 3.11(xxii) and Section 3.23), neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any Seller (or any such Seller’s Affiliates) and (ii) no portfolio company of any Seller or equityholder of a Seller (or any of such Person’s Affiliates) shall be deemed to be an Affiliate of any Seller or any such Seller’s Affiliates.

“Affiliated Group” means any group that files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group or any other group of taxpayers.

“Applicable Law” means, with respect to any Person, any foreign, federal, state or local law, statute, code, ordinance, rule or regulation of any Governmental Authority that is binding upon or applicable to such Person.

“Anti-Corruption Laws” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and all national and international laws enacted to implement the Organisation for Economic Co-operation and Development's Convention on Combatting Bribery of Foreign Officials in International Business Transactions.

“Antitrust Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act and any other Applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or agreement.

“Award Agreement” means each certain Profits Interests Unit Award Agreement entered into by and between certain employees of the Company and the Company.

“Bertch” means Bertch Cabinet, LLC, a wholly owned indirect Subsidiary of the Company.

“Business” means the business of the Company and its Subsidiaries.

“Business Day” means any day of the year, other than a Saturday, Sunday or other day on which national banking institutions in New York, New York are required or authorized by Applicable Law to close.

“Calculation Time” means 12:01 a.m., New York time, on the Closing Date.

“Cash” means all cash, cash equivalents, marketable securities and short-term investments held by the Company or any of its Subsidiaries, as determined in accordance with the Accounting Principles, and shall (i) include all checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of the Company or any of its Subsidiaries and (ii) exclude any Restricted Cash and all outstanding checks, ACH transactions and other wire transfers and drafts drawn upon the account of the Company or any of its Subsidiaries. For the avoidance of doubt, account D_19900000 - Cash Clearing shall be deemed Cash to the extent there is a balance in such account at the Closing.

“Closing Cash” means Cash as of the Calculation Time.

“Closing Date” means the date of the Closing.

“Closing Indebtedness” means the Indebtedness of the Company and its Subsidiaries as of the Calculation Time.  Notwithstanding the foregoing, and for the avoidance of doubt, Closing Indebtedness shall not include any intercompany obligations among the Company and its Subsidiaries.

“Closing Net Working Capital” means Net Working Capital as of the Calculation Time.

“Closing Net Working Capital Adjustment” means the difference of the following (which, for the avoidance of doubt, may result in a positive or negative number) (i) Closing Net Working Capital less (ii) Target Net Working Capital.

“Closing Unpaid Transaction Expenses” means Transaction Expenses of the Company and its Subsidiaries that are unpaid as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986.

“Company Disclosure Schedule” means the disclosure schedules delivered by the Company to Buyer and Merger Sub concurrently with the execution of this Agreement.

“Company Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Confidentiality Agreement” means the Confidentiality Agreement dated as of February 22, 2023, between Buyer and the Company.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contract” means any legally binding and written contract, indenture, note, bond, lease, sublease, deed, deed of trust, license, sublicense, mortgage, note, indenture, instrument or other agreement.

“Controlled Group Liability” means any and all liabilities (i) under any multiemployer plan (as defined in Section 3(37) of ERISA), (ii) under the Title IV of ERISA, (iii) under Section 302 of ERISA or Sections 412 and 4971 of the Code and (iv) as a result of the failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq., and Section 4980B of the Code.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or other mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Applicable Law, governmental order, action or directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Data Privacy Requirements” means (i) each Applicable Law applicable to privacy, information security, data protection or the Processing of Personal Information, including, solely to the extent applicable, the California Consumer Privacy Act; (ii) guidance issued by a Governmental Authority that pertains to any such Applicable Law; (iii) all binding industry standards applicable to the Company or any of its Subsidiaries (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); (iv) each of the Company and its Subsidiaries' written policies relating to privacy, information security, data protection or the Processing of Personal Information; and (v) any Contract between the Company or any of its Subsidiaries, on the one hand, and any third party, on the other hand, to the extent relating to the Processing of Personal Information.

“Employee Plan” mean each (i) “employee benefit plan”, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any other plan, program, policy, practice or agreement providing for incentive (in the form of cash or equity) or deferred compensation, retention, transaction, change in control or similar bonuses, health or medical benefits, paid time off benefits, fringe benefits, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), whether or not in writing, qualified or nonqualified, funded or unfunded, which is maintained, administered or contributed to or required to be contributed by the Company and its Subsidiaries and covers any current or former employee, officer, director, independent contractor or other service provider of the Company and its Subsidiaries, or under which the Company or any of its Subsidiaries has or may have any obligation or actual or contingent liability.

“Enterprise Value” means $520,000,000.

“Environmental Law” means all Applicable Laws relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety (solely to the extent related to Hazardous Substances), including Laws relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each entity that, together with the Company, is treated as a single employer within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Equity Interests” means (i) any partnership interests, (ii) any membership interests or units, (iii) any units of capital stock, (iv) any other interest or participation (including phantom units or interests) that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity, (v) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities or equity-based rights, (vi) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, or (vii) any other interest classified as an equity security of a Person, including in the case of each of the foregoing clauses (i) – (vii) any “profits interests”.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means the escrow agreement among Buyer, Seller Representative and the Escrow Agent, substantially in the form attached as Exhibit B.

“Escrow Amount” means an amount equal to $4,500,000; provided that, if and to the extent that the calculation of the amount of the Transaction Tax Deductions has been finally determined prior to Closing in accordance with Section 7.07, then the Escrow Amount shall be $2,500,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means the making by a party hereto to another party hereto of an express representation or warranty contained in this Agreement by the first such party; provided, that at the time such representation or warranty was made by such party, (a) such representation or warranty was inaccurate, (b) such party had actual Knowledge (not constructive knowledge) that such representation or warranty was inaccurate, (c) in making such representation or warranty the Person(s) with actual Knowledge (as so interpreted) of the inaccuracy thereof had the intent to induce such other party to enter into this Agreement, and (d) such other party acted in reasonable reliance on such representation or warranty and suffered damages as a result of such reliance; provided that, for the sake of clarity, “Fraud” does not include equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence.

“GAAP” means generally accepted accounting principles in the United States as consistently applied by the Company and utilized in preparation of the Audited Financial Statements; provided that, for purposes of Paragraph 1 of the Accounting Principles, this definition shall read without the words after the phrase “United States” herein.

“General Enforceability Exceptions” means those exceptions to enforceability due to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors' rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any court, agency, instrumentality or authority thereof.

“Hazardous Substances” means: (i) any material, substance, chemical, or waste (or combination thereof) that is (A) listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law or (B) can form the basis of liability under Environmental Law; and (ii) any petroleum, petroleum products, per- and polyfluoroalkyl substances, polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon and other substances, including related precursors and breakdown products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Illustrative Calculation of Net Working Capital“ means the illustrative calculation of Net Working Capital attached to Exhibit A.

“Indebtedness” of any Person means, without duplication, (x) all liabilities (including all liabilities in respect of principal, accrued and unpaid interest, penalties, breakage costs, fees, expenses and premiums) of such Person (i) for borrowed money, (ii) evidenced by notes, debentures, bonds or other similar instruments, (iii) evidenced by letters of credit and surety or performance bonds (in each case, solely to the extent drawn), (iv) for the deferred purchase price of assets, property, goods or services (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), including all seller notes and “earn-out” payments calculated in accordance with the Accounting Principles, (v) under any interest rate, currency, swap or other hedging agreements calculated in accordance with the Accounting Principles, (vi) any severance or termination costs or deferred compensation, in each case calculated in accordance with the Accounting Principles (and, in each case, together with the employer portion of any payroll, unemployment or similar Taxes payable in connection therewith) that are outstanding or have been earned or accrued and have not, in each case, been paid prior to the Closing, (vii) obligations under finance or capital leases (excluding, for the sake of clarity, the impact of ASC-842 relating to operating leases) to the extent so constituting in accordance with the Accounting Principles and (viii) the legacy workers’ compensation liabilities incurred at Bertch during the time when Bertch was self-insured, which liabilities shall be accrued in accordance with the Accounting Principles, net of the Farmers LOC Collateral, in each case including any and all prepayment fees and penalties payable in connection with any prepayment of amounts that become payable solely as a result of the transactions contemplated hereby and (y) the Accrued Income Tax Amount and any Transfer Taxes allocated to, and unpaid by, the Sellers under Section 11.01; provided that Indebtedness shall not include amounts included in Net Working Capital or Transaction Expenses.

“IRS” means the United States Internal Revenue Service.

“Intellectual Property Rights” means any United States and foreign intellectual property rights, including: (i) trademarks, service marks, trade names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, (ii) domain names, (iii) mask works, (iv) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (v) rights in trade secrets, other confidential information, inventions (whether or not patentable), ideas, know-how, proprietary processes, formulae, models, and methodologies, (vi) copyrights and copyrightable subject matter, (vii) proprietary rights in Software (viii) all registrations or applications for registration and any renewals, extensions or reversions of any of the foregoing and (ix) all goodwill associated with any of the foregoing.

“IT Assets” means any and all computer systems, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines and all other network or information technology equipment and systems owned, licensed, leased or otherwise used, or held for use by or on behalf of the Company or any of its Subsidiaries.

“Knowledge of the Company” or “Company's Knowledge” means (i) the actual knowledge, after reasonable inquiry of their direct reports and, with respect to legal matters, the Company’s Representatives at Fredrikson & Byron P.A., as of the date hereof of Tony Sugalski, Robert Nelson, Perry Fails, Karen Wistrom (solely with respect to marketing matters), and Rob Anderson (solely with respect to sales matters).

“Licenses and Permits” means any licenses, permits, franchises, certificates, exemptions, registrations, approvals, or similar authorizations, issued by any Governmental Authority related to the Business.

“Lien” means, with respect to any property or asset, any lien, pledge, mortgage, deed of trust, claim, option, easement, servitude, purchase agreement, title defect, lease, sublease, security interest, charge, or similar encumbrance in respect of such property or asset.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 10, 2019.

“Loss” or “Losses” means, with respect to any Person, any liabilities, obligations, deficiencies, losses, costs and expenses (including reasonable and documented attorneys’ fees) sustained or incurred by such Person.

“Material Adverse Effect” means any event, development, occurrence, state of facts, circumstances, effect or change that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets, properties, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from (i) changes in general economic, political, social, regulatory, legal or tax conditions in the United States or any other country or region in which the Company or any of its Subsidiaries operates, including changes in financial, credit, securities, commodity, currency or real estate markets (including changes in interest or exchange rates), (ii) any actual or threatened act of war, sabotage, cyber-attack or terrorism, or any hurricane, earthquake, tornado, flood or other natural disaster, pandemics (including COVID-19 or any changes in Applicable Laws newly enacted for, relating to or arising out of efforts to address any epidemic or pandemic spread of an infectious disease in the United States) or “act of God”, (iii) changes generally affecting any industry in which the Company and its Subsidiaries operate, (iv) changes or prospective changes in GAAP or other applicable regulatory accounting requirements or the interpretation thereof, (v) changes in Applicable Law or the interpretation or enforcement thereof, (vi) any failure by the Company or its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vii) the negotiation, execution or performance of this Agreement, the announcement, pendency or consummation of the transactions contemplated hereby, the identity of Buyer or the announcement or other disclosure of Buyer’s plans or intentions with respect to the conduct of any of the businesses of the Company or its Subsidiaries after the Closing, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Company or its Subsidiaries with clients, employees, suppliers, vendors, service providers or Governmental Authorities, (viii) any action taken (or not taken) by the Company or its Subsidiaries (A) that is required, expressly contemplated hereunder, (B) with the express written consent or express written permission or at the request of Buyer or any of its Affiliates or (C) that is required to be taken (or not taken) by Applicable Law or Contract or (ix) the matters disclosed in the Company Disclosure Schedule to the extent the event, development, occurrence, state of facts, circumstances, effect or change is reasonably apparent from the face of the Company Disclosure Schedule or (x) any breach of this Agreement or any other action taken (or not taken) by Buyer, provided, however, in the case of the foregoing clauses (i) – (v), in the event that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected by such event, development, occurrence, state of facts, circumstance, effect or change relative to other participants in the business or industries in which the Company and its Subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Net Working Capital” means, as at a specified date and without duplication, an amount (which may be positive or negative) equal to current assets minus current liabilities, in each case calculated in accordance with the Accounting Principles; provided that Net Working Capital shall not include (i) income Tax assets or liabilities, (ii) deferred Tax assets or liabilities or (iii) amounts included in the calculation of Closing Cash, Closing Indebtedness or Closing Unpaid Transaction Expenses.

“Order” means any order, injunction, judgment, decree, ruling or writ issued, made or rendered by a Governmental Authority.

“Ordinary Course of Business” means, with respect to an action taken by any Person, that such action is in the ordinary course of business of such Person consistent with past practice with such practices being interpreted hereunder taking into account the circumstances thereof (including any change in circumstances after the date hereof).

“Organizational Documents” means (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to a limited liability company, the certificate of formation and the limited liability company or operating agreement; (iii) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of such entity; and (iv) any amendment to any of the foregoing.

“Permitted Liens” means collectively, (a) Liens that are disclosed in the notes to the Audited Balance Sheet, (b) Liens for Taxes (i) not yet due and payable or (ii) the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, processor’s, carrier’s, materialmen’s or other like Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (d) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings, (e) any easements, encroachments, covenants, rights of way, defects, or encumbrances or similar Liens on title which do not and would not reasonably be expected to impair in any material respect the Real Property or the present or intended use, occupancy and/or operation of such Real Property, (f) non-exclusive licenses and sublicenses, leases and subleases of property and assets, including licenses and sublicenses of Intellectual Property Rights granted or entered into in the Ordinary Course of Business without options to purchase, rights of first offer, rights of first refusal or other preferential purchase rights, (g) zoning, building codes and other land use laws regulating the use or occupancy of any Real Property or the activities conducted thereon and which are not violated by the current use or occupancy of any Real Property or the operation of the business of the Company or any of its Subsidiaries thereon, (h) any Liens incurred pursuant to equipment leases in the Ordinary Course of Business, (i) title of a lessor under a capital or operating lease, (j) Liens incurred pursuant to actions of Buyer, (k) Liens disclosed on Section 1.01(a)(ii) of the Company Disclosure Schedule (l) any  matters that may be shown by a current, accurate survey of the Owned Real Property, delivered or otherwise made available to Buyer prior to the date hereof, which do not and would not reasonably be expected to impair in any material respect such Owned Real Property or the present or intended use, occupancy and/or operation of such Owned Real Property, (m) title exceptions disclosed by any title insurance commitment or title insurance policy for any Real Property delivered or otherwise made available to Buyer prior to the date hereof and which do not and would not reasonably be expected to impair in any material respect the Real Property or the present or intended use, occupancy and/or operation of such Real Property and (n) Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially impair or materially affect in an adverse manner the present or intended use, marketability or value of the underlying asset.

“Person” means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means any data or information that (i) identifies, is associated with, or in combination with other information may reasonably identify an individual or household, or (ii) qualifies as “personal data,” “personal information,” “personally identifiable information,” “non-public financial personal information” or any similar term under Applicable Law relating to privacy or information security.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning on (and including) the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date, and, with respect to a Straddle Period, the portion of such Tax period ending on the Closing Date.

“Proceeding” means any litigation, action, suit, investigation, arbitral action, proceeding, audit, or administrative action, in each case by or before any Governmental Authority, arbitrator or mediator.

“Process” or “Processing” means, with respect to data (including Personal Information), any operation or set of operations performed on data, whether or not by automatic means, such as the receipt, collection, access, monitoring, maintenance, creation, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, processing, analysis, transfer, transmission, disclosure, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction of such information.

“Purchase Price” means, without duplication, (i) Enterprise Value, less (ii) Closing Indebtedness, plus (iii) Closing Cash, less (iv) Closing Unpaid Transaction Expenses, plus (v) the Closing Net Working Capital Adjustment.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Related Party” means, with respect to any Person, any of such Person's former, current or future direct or indirect Affiliates, Representatives, controlling Persons, members, general or limited partners, other equityholders, successors or assignees (or any former, current or future direct or indirect Affiliates, Representatives, controlling persons, members, general or limited partners, other equityholders, successors or assignees of any of the foregoing).

“Representative” means, with respect to any Person, such Person's directors, managers, officers, employees, counsel, financial advisors, auditors, agents and other authorized representatives.

“Restricted Cash” means any cash or cash equivalents held or deposited as security deposits or escrow deposits, bond guarantees or collateral reserve accounts or collateral against any letter of credit (including for self-insurance programs, but excluding such amounts to the extent held as collateral for any Indebtedness that is repaid at Closing); provided that if any Restricted Cash is such because it collateralizes the letter of credit issued by Farmers State Bank on account of Bertch’s workers compensation policy (the “Farmers LOC Collateral”), such cash shall not constitute Restricted Cash hereunder and shall instead be deemed Cash for all purposes under this Agreement.

“Sanctions” means economic and financial sanctions, trade embargoes, and export or import controls maintained by the United States government.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Seller” means each holder of Company Equity Interests.

“Seller Representative Expense Fund Amount” means $500,000.

“Software” means all computer software (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“Subsidiary” of any Person means any other entity of which voting securities or other voting equity interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time owned or controlled, directly or indirectly, by such first Person.

“Target Net Working Capital” means the amount set forth on Section 1.01(a)(ii) of the Company Disclosure Schedule.

“Tax” means any U.S. federal, state, local, or foreign tax, charge, duty, levy or other similar assessment, including income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by any Governmental Authority, and including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement of Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Transaction Documents” means this Agreement and each agreement, document, certificate and instrument being delivered pursuant to or in accordance with this Agreement, including the Escrow Agreement and the Letters of Transmittal, and including all exhibits, annexes, appendices and schedules attached to or delivered in connection with any of the foregoing.

“Transaction Expenses” means (i) any out-of-pocket fees, expenses and costs (whether or not invoiced) unpaid as of Closing and owed to financial advisors, accountants, consultants, legal advisors, the Seller Representative (but not payable out of Seller Representative Expense Fund) incurred by or to be paid by the Company and its Subsidiaries prior to Closing in connection with the transactions contemplated by this Agreement, (ii) all sale, transaction, change of control, retention or similar payments payable or provided to any current or former directors, officers, employees, independent contractors or service providers of the Company or any of its Subsidiaries solely as a result of the consummation of the transactions contemplated hereby and remain unpaid as of Closing plus the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments, if any, (iii) all amounts required to be paid in respect of accrued unpaid management (or similar fees) to the Seller Representative or their Affiliates, including any payments (including termination payments), fees and expenses owing to GHK North Star Manager LLC or any of its Affiliates pursuant to the Advisory Agreement as a result of the transactions contemplated hereby and (iv) all amounts required to be paid in respect of accrued unpaid fees and expenses owing to any directors of the Company or any of its Subsidiaries; provided that Transaction Expenses shall not include amounts included in Net Working Capital or Indebtedness.

“Transaction Tax Deductions” means any Tax deductions, whether accruing before, on or after the Closing Date, relating to (a) any pay down or satisfaction of Indebtedness in connection with the Merger, (b) the payment or incurrence of any Transaction Expenses, and (c) any other deductible payments attributable to the Merger and economically borne by Sellers.  For this purpose, any success-based fees shall be treated as deductible in accordance with the seventy percent safe-harbor election in Rev. Proc. 2011-29.

(b)      For purposes of this Agreement, the following terms have the meanings set forth in the Section indicated:

Term	Section
280G Approval	6.05(b)
280G Stockholder Approval Requirements	6.05(a)
Accounting Referee	2.05(e)
Adjustment Date	2.05(g)
Aggregate Closing Payment	2.01
Agreement	Preamble
Allocation Schedule	2.01
Antitrust Filings	5.04(a)
Audited Balance Sheet	3.08(a)
Audited Financial Statements	3.08(a)
Buyer	Preamble
Buyer 401(k) Plan	6.03(b)
Buyer Related Parties	9.04(b)
Chosen Courts	11.06
Closing	2.03(a)
Closing Payment	2.01
Closing Statement	2.05(a)
COBRA	3.18(g)
Company	Preamble
Company 401(k) Plan	6.03(a)
Company Equity Interests	Recitals

Term	Section
Company Securities	3.06
Continuing Employee	6.01
Confidential Information	5.02(b)
Current Representation	11.15(a)
D&O Tail Policy	5.08(c)
Delaware Law	2.04(a)
Designated Person	11.15(a)
Disputed Matter	2.05(d)
Disqualified Individual	6.05
DOJ	4.03
Draft TTD Schedule	7.07(b)
e-mail	11.07
Effective Time	2.04(b)
Employee Plans	3.18(c)
End Date	9.01(a)
Escrow Fund	2.03(b)(i)
Estimated Closing Statement	2.01
Estimated Purchase Price	2.01
Excess Parachute Payments	6.05(a)
Final Purchase Price	2.05(g)
General PPA Escrow Account	2.03(b)(i)
Indemnified Person	5.08(a)
Insurance Policies	3.22
Leased Real Property	3.15(b)
Leases	3.15(b)
Letter of Transmittal	2.02
Material Contract(s)	3.11(a)
Merger	2.04(a)
Merger Sub	Preamble
Notice of Disagreement	2.05(c)
Owned Real Property	3.15(a)
Post-Closing Representation	11.15(a)
Profits Interest Award	3.05(b)
Real Property Lease	3.14(b)
Released Parties	11.11(b)
Releasing Parties	11.11(b)
Regulatory Concession	5.04(b)
R&W Insurance Policy	11.11(d)
Sanctioned Country	3.24(b)
Sanctioned Person	3.24(b)
Seller Legal Counsel	11.15(a)
Seller Representative	Preamble
Seller Representative Expense Fund	2.03(b)(ii)
Seller Representative Losses	10.01(c)
Shortfall Amount	2.05(h)

Term	Section
Subsidiary Securities	3.07
Surviving Company	2.04(a)
TTD Differential	7.07(b)
TTD Escrow Account	2.03(b)(i)
Transfer Taxes	11.01

(c)      Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)        Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or any step is to be taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)       Dollars.  Any reference in this Agreement to “$” means U.S. dollars.  The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Company Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(iii)      Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and are an integral part of this Agreement.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.  References to the transactions contemplated by this Agreement include the transactions contemplated by the Transaction Documents.

(iv)      Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa (unless the context indicates otherwise).

(v)       Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi)      Herein.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)     Including.  The word “including” or any variation thereof means “including, but not limited to,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)    Reflected on or Set Forth in.  An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that related to the subject matter of such representation, (B) such item is otherwise specifically set forth on the balance sheet or financial statements or (C) such item is mentioned in the notes thereto.

(ix)      Joint Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents contemplated hereby and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(x)       Company Disclosure Schedule.  The Company Disclosure Schedule has been arranged, for purposes of convenience only, in sections corresponding to the Sections of this Agreement.  Each section of the Company Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Schedule to the extent reasonably apparent that such information applies to such other section.  No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material (nor shall it establish a standard of materiality for any purpose whatsoever) or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule or is outside the Ordinary Course of Business.  The information set forth in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Applicable Law or breach of any agreement or other instrument or obligation.

(xi)      References to Statutes/Contracts.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms thereof as well as the terms of this Agreement (where applicable).

(xii)     Furnished.  For the purposes of this Agreement, any document that is described as being “delivered,” “furnished” or “made available” shall be treated as such if a copy of such document has been put in the dataroom prepared by the Company or otherwise provided to Buyer or any of its Representatives in electronic or hard-copy format.

(xiii)    Prior Drafts.  Prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aide of construction or otherwise constitute evidence of the intent of any of the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of any such prior drafts or any such addition, deletion or modification.

ARTICLE 2
MERGER

Section 2.01.    Estimated Closing Statement.  No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a statement (the “Estimated Closing Statement”) setting forth (a) the Company's good faith estimates of Closing Cash, Closing Indebtedness, Closing Unpaid Transaction Expenses and Closing Net Working Capital Adjustment, (b) using the amounts referred to in the preceding clause (a), the resulting (i) Purchase Price (the “Estimated Purchase Price”), and (ii) the amount equal to the Estimated Purchase Price minus the sum of the Escrow Amount and the Seller Representative Expense Fund Amount (such difference, the “Aggregate Closing Payment”), with each of the foregoing prepared in good faith in accordance with the terms of this Agreement, including the applicable Accounting Principles (except as otherwise expressly set forth herein) and the books and records of the Company and its Subsidiaries, (a) reasonable supporting information used by the Sellers in the preparation of the estimates of each component of the Purchase Price, including, in the case of Closing Unpaid Transaction Expenses, invoices, and (b) a schedule (the “Allocation Schedule”) setting forth (i) the portion of the Aggregate Closing Payment to be paid to each of the Sellers (such Seller’s “Closing Payment”), (ii) the methodology used to calculate each such portion (such methodology, the “Purchase Price Allocation Methodology”), and (iii) the account to which each Seller’s Closing Payment shall be paid. If Buyer reasonably disagrees with any item set forth in the Estimated Closing Statement, Buyer shall be entitled to provide comments to the Company no later than two (2) Business Day prior to the Closing Date, and Buyer and the Company shall, in good faith, use their respective reasonable best efforts to resolve any such requested changes and, to the extent necessary, the Estimated Closing Statement shall be revised to reflect any changes to any component thereof mutually agreed to in writing by the Company and Buyer prior to the Closing; provided that, for the avoidance of doubt, if the Company disagrees with any such comments, the position of the Company with respect to such disagreement shall control for purposes of Closing (without limiting the post-Closing procedures in Section 2.05). Following the delivery of the Estimated Closing Statement to Buyer, the Company shall afford Buyer and its Representatives the reasonable opportunity to examine the statements that were used to prepare the Estimated Closing Statement and any supporting documentation (subject to execution of customary access letters) that is reasonably necessary and appropriate for Buyer to review the Estimated Closing Statement, and the Company shall make available, upon Buyer’s reasonable request and during normal business hours, the appropriate Representatives of the Company and its Subsidiaries involved in the preparation of the Estimated Closing Statement. Notwithstanding anything contained in this Agreement to the contrary, Seller Representative agrees, on behalf of each Seller, that Buyer shall have no liabilities whatsoever for (i) any inaccuracies in the Allocation Schedule or any information provided by a Seller in any Letter of Transmittal, including any payment instructions or (ii) the resulting failure of any portion of the Purchase Price to be properly allocated to any Seller due to any inaccuracies noted in clause (i).

Section 2.02.    Surrender and Payment.  At least five (5) Business Days prior to the Closing Date, Buyer shall send to each Seller a letter of transmittal and instructions substantially in the form of Exhibit C hereto (a “Letter of Transmittal”) for use in connection with the payment of the Purchase Price to the Sellers hereunder.  At or after the Closing, each Seller shall be entitled to receive, upon surrender to Buyer of a properly completed Letter of Transmittal, such Seller's Closing Payment.  No later than the second (2nd) Business Day prior to the Closing Date, the Company shall deliver to Buyer all executed Letters of Transmittal that the Company has received.  None of Buyer, the Company, the Surviving Company or any Affiliate of Buyer or the Surviving Company shall be liable to any Seller or any other Person for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

Section 2.03.    Closing.  (a) The closing (the “Closing”) of the Merger shall take place virtually including by email and/or other documentary exchange of executed documentation and the telephonic, email, video and/or other documentary authorization of the release of such executed documentation and the taking of all actions required to be taken in connection with, or in order to facilitate, the consummation of the Closing in a customary manner by the parties hereto, as soon as possible during business hours on the date that is three (3) Business Days following the satisfaction or waiver (to the extent waiver is not prohibited by Applicable Law) by the party or parties entitled to the benefit of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waiver is not prohibited by Applicable Law) of those conditions at the Closing), or at such other date, time or place as Buyer and the Company may agree in writing.

(b)      At the Closing, Buyer shall pay, or cause to be paid, an aggregate amount equal to the Estimated Purchase Price, allocated as follows:

(i)        to the Escrow Agent, the Escrow Amount in immediately available funds by wire transfer, $2,500,000 of which shall be deposited into one separate account with the Escrow Agent (the “General PPA Escrow Account”) and the remainder of which, if any, will be deposited into another separate account with the Escrow Agent in accordance with the terms and conditions hereof (the “TTD Escrow Account”) (the amounts from time to time in the General PPA Escrow Account and the TTA Escrow Account collectively, the “Escrow Fund”) available to compensate Buyer for any amounts due to it under the purchase price adjustment provisions of Section 2.05, on the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided that the parties understand and agree that in no event shall any funds in the TTD Escrow Account be used for any purpose, other than to backstop any differences between (x) the amount of Transaction Tax Deductions on the Estimated Closing Statement in the event such amount is not been finally determined in accordance with Section 7.07 hereof prior to Closing and (y) the amount of Transaction Tax Deductions as finally determined in accordance with Section 7.07 hereof.

(ii)       to the Seller Representative, the Seller Representative Expense Fund Amount in immediately available funds by wire transfer, which amount shall be held by the Seller Representative in a segregated account (the “Seller Representative Expense Fund”) available to pay the Seller Representative for its costs, expenses and any other Seller Representative Losses due to it under the provisions of Article 10, on the terms and subject to the conditions set forth in this Agreement; and

(iii)      to each of the Sellers who delivered an executed Letter of Transmittal to the Company no later than the second Business Day prior to the Closing Date in accordance with Section 2.02, an amount equal to its Closing Payment in immediately available funds by wire transfer to the account of such Seller set forth in the Estimated Closing Statement; provided that, to the extent any Seller did not previously deliver an executed Letter of Transmittal to the Company prior to the second (2nd) Business Day prior to the Closing Date in accordance with Section 2.02, Buyer shall promptly, after the Closing, pay, or cause to be paid, such Seller an amount equal to its Closing Payment in immediately available funds by wire transfer to the account of such Seller set forth in the Estimated Closing Statement;  provided that such payment shall be made subject to and in accordance with Section 2.02, and to the account of such Seller set forth in such Seller’s Letter of Transmittal, if different from the account of such Seller set forth in the Estimated Closing Statement.

(c)      At the Closing, each of the Seller Representative and Buyer shall deliver or cause to be delivered to the other such party the Escrow Agreement, duly executed by such party and the Escrow Agent.

(d)      At the Closing, the Company shall deliver, or cause to be delivered, to Buyer a duly executed IRS Form W-9, Request for Taxpayer Identification Number and Certification, of each Seller.

(e)      At the Closing, Buyer shall repay, or cause to be repaid, on behalf of the Company and its Subsidiaries, the Closing Indebtedness listed in Section 2.03(e) of the Company Disclosure Schedule by wire transfer of immediately available funds to the account(s) designated by the holders of such Closing Indebtedness and the Company shall deliver to Buyer customary payoff letters from the holders of such Closing Indebtedness; provided, however, that all Indebtedness under clause (vi) of the definition of Indebtedness shall be paid through the payroll of the Company or its applicable Subsidiary in accordance with the terms of such arrangements, less applicable Tax withholdings and other authorized deductions.

(f)      At the Closing, Buyer shall pay, or cause to be paid, the Closing Unpaid Transaction Expenses by wire transfer of immediately available funds as directed by the Company and take commercially reasonable actions to remove any related liens or security interests at or as soon as reasonably practicable after Closing; provided, however, that all Closing Unpaid Transaction Expenses that qualify as Transaction Expenses under clause (ii) of the definition of Transaction Expenses shall be paid through the payroll of the Company or its applicable Subsidiary in accordance with the terms of such arrangements, less applicable Tax withholdings and other authorized deductions.

Section 2.04.    The Merger.  (a) At the Effective Time, Merger Sub shall be merged (the “Merger”) with and into the Company in accordance with the Limited Liability Company Act of the State of Delaware (“Delaware Law”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving limited liability company (the “Surviving Company”).

(b)      At the Closing, and subject to the terms and conditions hereof, the Company and Merger Sub shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger.  The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as the parties agree and specify in the certificate of merger.

(c)      At the Effective Time, by virtue of the Merger and without any action on the part of any party or any other Person:

(i)        each Company Equity Interest outstanding immediately prior to the Effective Time shall be converted into the right of the Seller holding such Company Equity Interest at such time to receive such Seller's portion of the Aggregate Closing Payment determined and paid as provided in Section 2.02 and Section 2.03 and shall be subject to adjustment as provided in Section 2.05; and

(ii)       the issued and outstanding limited liability company interests of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become a membership interest in the Surviving Company on the terms set forth in the amended and restated limited liability company agreement of the Company entered into at the Closing or otherwise as determined by Buyer in its discretion;

and, in each case in the foregoing clauses (i) and (ii), such Company Equity Interests or limited liability company interests of Merger Sub, as applicable, shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right of the holders thereof to receive the applicable portion of the Purchase Price, membership interests in the Surviving Company or other consideration as provided herein.

(d)      From and after the Effective Time, (i) the certificate of formation of the Company in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company and (ii) the amended and restated limited liability company agreement of the Company entered into at the Closing shall be the limited liability company agreement of the Surviving Company, in each case until thereafter amended in accordance therewith and with Applicable Law (subject, in each case, to Section 5.07).

(e)      From and after the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified in accordance with the limited liability company agreement of the Company and Applicable Law.

(f)      From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of each of the Company and Merger Sub, in each case as provided under Delaware Law.

Section 2.05.    Post-Closing Purchase Price Adjustment.

(a)      As promptly as practicable, but no later than 75 days after the Closing Date, Buyer shall prepare and deliver or cause to be prepared and delivered to the Seller Representative a statement (the “Closing Statement”), setting forth Buyer's reasonable and good faith calculation of (i) the Closing Cash, the Closing Indebtedness, the Closing Net Working Capital Adjustment, and the Closing Unpaid Transaction Expenses and (ii) using the amounts referred to in the preceding clause (i), the resulting Purchase Price, with each of the foregoing prepared in good faith in accordance with the terms of this Agreement, along with reasonable supporting information used by the Buyer in the preparation of the Closing Statement.

(b)     If Buyer fails to timely deliver the Closing Statement in accordance with Section 2.05(a), then, at the Seller Representative’s election, either (i) the Estimated Closing Statement, including the Company’s calculation of the Purchase Price set forth therein, shall be final and binding upon Buyer and the Sellers or (ii) the Seller Representative shall submit the Estimated Closing Statement to the Accounting Referee, together with a notice specifying those items or amounts therein as to which the Seller Representative believes in good faith are no longer correct in light of information learned after submission of the Estimated Closing Statement based on appropriate supporting documentation and the Seller Representative’s resulting calculation of the Purchase Price, and shall cause the Accounting Referee to promptly review this Agreement and such items or amounts for the purpose of calculating the Purchase Price.  The Accounting Referee’s review and report pursuant to the immediately preceding clause (ii) shall be performed in accordance with the applicable provisions of Section 2.05(e), mutatis mutandis, except that the Accounting Referee’s review shall be limited to those items or amounts specified in the Seller Representative’s notice delivered pursuant to the immediately preceding clause (ii), and shall be based solely on written materials, presentations and arguments submitted and/or made by the Seller Representative (which shall promptly be made available to Buyer, as well as any written materials, presentations and arguments submitted and / or made by Buyer (which shall be promptly made available to Seller Representative)).

(c)      If Buyer timely delivers the Closing Statement in accordance with Section 2.05(a), and the Seller Representative disagrees with Buyer's calculation of the Purchase Price set forth in the Closing Statement, the Seller Representative may, within 45 days after receipt of the Closing Statement, deliver written notice (a “Notice of Disagreement”) to Buyer disagreeing with Buyer's calculation of the Purchase Price set forth in the Closing Statement, and specifying, in reasonable detail the Seller Representative's calculation of the Purchase Price.  If the Seller Representative does not deliver a Notice of Disagreement within such 45-day period, then the parties agree that the Closing Statement delivered by Buyer shall become final and binding on the parties hereto.

(d)      Any Notice of Disagreement shall specify those items or amounts as to which the Seller Representative disagrees (each, a “Disputed Matter”), and the Seller Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement.  Buyer and the Seller Representative shall, within three Business Days after delivery of the Notice of Disagreement, deliver to the Escrow Agent irrevocable instructions giving effect to any payments or releases provided for by Section 2.05(h) or Section 2.05(i) in accordance with the terms of the Escrow Agreement, solely to the extent applicable in light of the extent to which the Seller Representative has agreed with Buyer's calculation of the Purchase Price set forth in the Closing Statement (it being understood and agreed that, for the avoidance of doubt, the amount remaining in the General PPA Escrow Account following any such payments or releases shall be equal to the lesser of (i) the difference between the Seller Representative's calculation of the Purchase Price set forth in the Notice of Disagreement and Buyer's calculation of the Purchase Price set forth in the Closing Statement and (ii) the amount in the General PPA Escrow Account).

(e)      If the Seller Representative delivers a Notice of Disagreement, Buyer and the Seller Representative shall, during the 15 days after delivery thereof, use their commercially reasonable efforts to reach agreement on the Disputed Matters in order to determine the Purchase Price, which amount shall not be more than the Purchase Price set forth in the Notice of Disagreement nor less than the Purchase Price set forth in the Closing Statement.  If Buyer and the Seller Representative are unable to reach agreement as to the Purchase Price during such period, either such party may thereafter cause Grant Thornton LLP, or if Grant Thornton LLP is unwilling or unable to serve in such capacity, another independent accounting firm of nationally recognized standing reasonably satisfactory to Buyer and the Seller Representative (which shall not have any material relationship with Buyer, the Sellers or any of their respective Affiliates) (the “Accounting Referee”), to promptly review this Agreement and the Disputed Matters for the purpose of calculating the Purchase Price.  In making such calculation, the Accounting Referee shall be bound by the terms of this Agreement, including the definitions of the Closing Cash, the Closing Indebtedness, the Closing Net Working Capital Adjustment, the Closing Unpaid Transaction Expenses and the Purchase Price, and the terms of this Section 2.05(e), shall consider only the Disputed Matters and shall not assign a value to any Disputed Matter greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by any party, in each case as set forth in the Closing Statement or the Notice of Disagreement, as applicable, absent fraud or manifest error.  The Accounting Referee's determination of any Disputed Matter shall be based solely on written materials, presentations and arguments submitted and/or made by Buyer and the Seller Representative (i.e., shall not be based on an independent review).  The Accounting Referee shall deliver to Buyer and the Seller Representative, as promptly as practicable, a report setting forth its calculation of the Disputed Matters and the Purchase Price.  Such report shall be final and binding upon Buyer and the Sellers.  The fees, costs and expenses of the Accounting Referee pursuant to this Section 2.05 shall be borne by Buyer, on the one hand, and the Sellers, on the other hand, in proportion to the final allocation made by the Accounting Referee of the Disputed Matters weighted in relation to the claims made by the Sellers and Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if the Sellers claim that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Accounting Referee ultimately resolves the Disputed Matters by awarding to the Sellers $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Referee shall be allocated thirty percent (30%) (i.e., 300 divided by 1,000) to Buyer and seventy percent (70%) (i.e., 700 divided by 1,000) to the Sellers. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any Disputed Matter before the Accounting Referee shall be borne by the party incurring such cost or expense.

(f)      For the purpose of complying with the terms set forth in Section 2.05(a) and Section 2.05(e), each of Buyer and the Seller Representative agrees that it shall, and agrees to use reasonable best efforts to cause their respective Representatives and, in the case of Buyer, the Surviving Company and its Subsidiaries to, cooperate with and make available to each other and their respective Representatives all information books, records, data, work papers (subject to execution of customary access letters) and personnel during normal business hours, as may be reasonably requested in connection with the preparation and review of the Closing Statement and the resolution of any disputes thereunder.

(g)      “Final Purchase Price” means (i) if Buyer does not timely deliver the Closing Statement in accordance with Section 2.05(a) the Company’s calculation of the Purchase Price set forth in the Estimated Closing Statement, or the Purchase Price as determined by the Accounting Referee pursuant to Section 2.05(a), as applicable, based on the Seller Representative’s election in accordance with Section 2.05(a); (ii) if Buyer delivers the Closing Statement in accordance with Section 2.05(a), and the Seller Representative does not deliver any Notice of Disagreement within 30 days after receipt of the Closing Statement, Buyer’s calculation of the Purchase Price set forth in the Closing Statement; or (iii) if Buyer timely delivers the Closing Statement in accordance with Section 2.05(a), and the Seller Representative does deliver a Notice of Disagreement within 30 days after receipt of the Closing Statement, (1) the Purchase Price as agreed by Buyer and the Seller Representative pursuant to Section 2.05(e) or (2) in the absence of such agreement, the Purchase Price as determined by the Accounting Referee pursuant to Section 2.05(e); provided, that in no event shall the Final Purchase Price determined by the Accounting Referee be more than the Company’s calculation thereof set forth in the Notice of Disagreement or less than Buyer’s calculation thereof set forth in the Closing Statement.  “Adjustment Date” means the date on which the Final Purchase Price is determined pursuant to this Section 2.05.

(h)      If the Final Purchase Price is less than the Estimated Purchase Price (the absolute value of such difference, the “Shortfall Amount”), then, subject to the last sentence of this Section 2.05(h), the Shortfall Amount shall be paid to Buyer out of the amount in the General PPA Escrow Account. If any portion of the amount in the General PPA Escrow Account remains after such payment to Buyer, then such remaining amount shall be released from the amount in the General PPA Escrow Account to the Sellers, in accordance with the Purchase Price Allocation Methodology and the terms of the Escrow Agreement, and paid to each Seller in immediately available funds by wire transfer to the account of such Seller set forth in the Estimated Closing Statement (or the account of such Seller set forth in such Seller’s Letter of Transmittal, if different from the account of such Seller sets forth in the Estimated Closing Statement).  Buyer and the Seller Representative shall, within three Business Days after the Adjustment Date, deliver to the Escrow Agent irrevocable instructions giving effect to any payment or release provided for by this Section 2.05(h) in accordance with the terms of the Escrow Agreement.  Notwithstanding anything herein to the contrary, Buyer agrees that its sole recourse in respect of any amount payable pursuant to this Section 2.05(h) shall be the right to seek payment from the amount in the General PPA Escrow Account in accordance with the terms of this Agreement and the Escrow Agreement, and Buyer shall have no right to seek payment directly from the Sellers in respect of any such amount.

(i)       If the Final Purchase Price is greater than or equal to the Estimated Purchase Price, then (A) Buyer shall pay the amount of such difference, if any, to the Sellers, in accordance with the Purchase Price Allocation Methodology; provided that if such difference is greater than the the amount in the General PPA Escrow Account then Buyer shall pay only an amount equal to the amount in the General PPA Escrow Account and (B) subject to the last sentence of this Section 2.05(i), the amount in the General PPA Escrow Account shall be released to the Sellers in accordance with the Purchase Price Allocation Methodology and, in each case, the terms of the Escrow Agreement, and paid to each Seller in immediately available funds by wire transfer to the account of such Seller set forth in the Estimated Closing Statement (or the account of such Seller set forth in such Seller’s Letter of Transmittal, if different from the account of such Seller set forth in the Estimated Closing Statement).  Buyer and the Seller Representative shall, within three Business Days after the Adjustment Date, deliver to the Escrow Agent irrevocable instructions giving effect to any payment or release from the General PPA Escrow Account provided for by this Section 2.05(i) in accordance with the terms of the Escrow Agreement.

(j)       For the avoidance of doubt, the parties acknowledge and agree that the determination of the Closing Net Working Capital Adjustment is intended solely to reflect changes between the Closing Net Working Capital and Target Net Working Capital, and any such change can be measured only if Closing Net Working Capital and the calculations and determinations thereof are prepared using the Accounting Principles. The purchase price adjustment in this Section 2.05 is not intended to be used to adjust the Purchase Price for errors or omissions, under GAAP or otherwise, that may be found with respect to the Financial Statements or the preparation of Target Net Working Capital.  No fact or event occurring at or after the Closing, including any market or business development or actions taken by Buyer or the Surviving Company or any of its Subsidiaries with respect to the accounting records, books, policies or procedures of the Surviving Company or any of its Subsidiaries (including changes in any reserve, allowance or other account, any changes in methodology for inventory valuation or accounting or any reclassification of any asset), or any change in GAAP or Applicable Law after the date hereof, or any effect on the Surviving Company or any of its Subsidiaries arising from the transactions contemplated hereby, shall have any effect on, or be considered in, the determination of the Final Purchase Price (or any of the components thereof).

(k)      For the sake of clarity and notwithstanding anything in this Agreement to the contrary, the calculation of Transaction Tax Deductions shall be governed exclusively by Section 7.07.  Once such amount has been finally determined, the Accounting Referee or the parties, as applicable, shall use such finally determined amount of Transaction Tax Deductions when calculating the amount of Accrued Income Tax for determining Closing Indebtedness under this Section 2.05.  The release of funds in the TTD Escrow Account shall be governed by Section  7.07.

Section 2.06.    Withholding.  Any amounts payable under this Agreement shall be made free and clear of any withholding or deduction for Taxes or for any other reason, unless such withholding or deduction is required by Applicable Law.  If Buyer believes that it is required to deduct and withhold from the payment of any amounts payable hereunder under Applicable Law (other than as a result of not being provided with the Tax documentation contemplated by Section 2.03(d), or in respect of payments to employees of the Company or its Subsidiaries that are subject to withholding because of the compensatory nature of the applicable payment), Buyer shall (a) promptly notify Seller Representative that Buyer believes that it is required by Applicable Law to withhold from any amount payable to any Seller under this Agreement, which notice shall include a description of the legal and factual basis for such withholding and the applicable rate thereof, and (b) use commercially reasonable efforts to cooperate with such Seller to minimize or eliminate the amount of any Taxes required to be deducted and withheld under Applicable Law.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:

Section 3.01.    Organization and Qualification.  The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Section 3.01 of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company as of the date hereof.  Each such Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  The Company and each of its Subsidiaries have the requisite limited liability company power and authority to conduct the Business as it is now being conducted.  The Company and each of its Subsidiaries are duly qualified to conduct their business as a foreign entity and are in good standing under the laws of the jurisdictions listed on Section 3.01 of the Company Disclosure Schedule as of the date hereof, which are all of the jurisdictions where the nature of their businesses or the ownership or leasing of their property requires such qualification, except for any jurisdiction where the failure to be so qualified would not, and would not reasonably be expected to, individually or in the aggregate, (A) be material to the Company and its Subsidiaries, taken as a whole or (B) prevent or materially delay the consummation by the Company of the transactions contemplated hereby.  The Company has made available to Buyer copies of its, and its Subsidiaries', respective Organizational Documents, and all such copies are complete and correct as of the date hereof.

Section 3.02.    Authorization; Enforceability.  The Company has the requisite limited liability company power and authority to (i) execute and deliver this Agreement and the Transaction Agreements to which it is party, (ii) to perform its obligations under this Agreement and the Transaction Agreements to which it is party, and (iii) to consummate the transactions contemplated by this Agreement, and the execution, delivery and performance of this Agreement and the Transaction Agreements to which it is party have been duly authorized by all necessary limited liability company action on the part of the Company.  This Agreement has been duly executed and delivered by the Company, and the Transaction Agreements to which the Company is a party have been, or will be at the Closing, duly executed and delivered, and this Agreement and the Transaction Agreements, assuming the due authorization, execution and delivery in each case by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 3.03.    Non-Contravention.  Assuming the accuracy of Buyer's representations and warranties in Section 4.03, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) materially violate the applicable Organizational Documents of the Company as currently in effect, (b) assuming compliance with the matters referred to in Section 3.04, violate any Applicable Law, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Business or to a loss of any benefit to which the Business is entitled under any Material Contract; or (c) result in the creation or imposition of any Lien on any asset of the Business, except for any Permitted Liens and with such exceptions, in the case of each of clauses (b) and (c), as would not, and would not reasonably be expected to, individually or in the aggregate, (A) be material to the Business, taken as a whole or (B) prevent or materially delay the consummation by the Company of the transactions contemplated hereby.

Section 3.04.    Governmental Authorization.  Except for the filing of the certificate of merger with the Secretary of State of the State of Delaware, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby requires no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act; (b) the filing of applications and notices with, and receipt of approvals, licenses or consents of, the Governmental Authorities set forth on Section 3.04 of the Seller Disclosure Schedule; and (c) any actions or filings, the absence of which would not, and would not reasonably be expected to, individually or in the aggregate, (A) be material to the Business, taken as a whole or (B) prevent or materially delay the consummation by the Company of the transactions contemplated hereby.

Section 3.05.    Capitalization.

(a)      Section 3.05(a) of the Company Disclosure Schedule sets forth a list of all of the issued Equity Interests of the Company and the holders thereof.  All such Equity Interests are duly authorized, validly issued, fully paid and non assessable.  As of the date hereof, such Equity Interests constitute the only outstanding Equity Interests of the Company.  Except for the Company's Subsidiaries, the Company does not own, directly or indirectly, or have any obligation to acquire, any Equity Interests in any Person.  Each of the Company's Subsidiaries is wholly owned by the Company or one of the Company's Subsidiaries, and all of the Equity Interests in each of such Subsidiaries are duly authorized, validly issued, fully paid and non assessable.

(b)      With respect to each outstanding Equity Interest of the Company that represents a profits interest (within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191) (each, a “Profits Interest Award”), Section 3.05(b) of the Company Disclosure Schedule sets forth a true and correct schedule of each Profits Interest Award, including the name of the individual holder, the number and class of units of such Profits Interest Award, the hurdle or strike price (if any), the grant date, and the vesting schedule (including any performance vesting conditions). All Profits Interest Awards have been granted in compliance with all applicable securities laws or exemptions therefrom and all requirements set forth in the Organizational Documents of the Company and any other applicable contracts.  To the Knowledge of the Company, each holder of a Profits Interest Award has timely made a valid election under Code Section 83(b) with respect to the receipt of such Profits Interest Award.

(c)      Except as set forth in Section 3.05(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is a participant in any joint venture, partnership or similar arrangement or owns any ownership interest in any other Person (other than in any Subsidiary of the Company).

Section 3.06.    Company Securities.  There are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements to which the Company or any of its Subsidiaries are party requiring the issuance, sale or transfer of any Equity Interests of the Company or any of its Subsidiaries, or any securities convertible, directly or indirectly, into Equity Interests of the Company or any of its Subsidiaries, or evidencing the right to subscribe for any Equity Interests of the Company or any of its Subsidiaries, or giving any Person (other than Buyer) any rights with respect to any Equity Interests of the Company or any of its Subsidiaries (collectively, “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Except for the LLC Agreement and for Award Agreements, true and complete copies or forms of which have been provided to Buyer, there are no voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound with respect to the voting, transfer or other disposition of its shares of capital stock or other voting securities or ownership interests.

Section 3.07.    Subsidiaries.  (a) Each Subsidiary is a business entity that has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.  All Subsidiaries and their respective jurisdictions of incorporation are identified on Section 3.07 of the Company Disclosure Schedule.

(b)      All of the outstanding equity capital or other voting securities of each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such equity capital or other voting securities).  There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for units of equity capital or other voting securities of any Subsidiary or (ii) options or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any equity capital, voting securities or securities convertible into or exchangeable for equity capital or voting securities of any Subsidiary (the items in Section 3.07(b)(i) and Section 3.07(b)(ii) being referred to collectively as the “Subsidiary Securities”).  There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

Section 3.08.    Financial Statements.

(a)      The Company has made available to the Buyer complete and correct copies of (i) the audited consolidated balance sheet of the Company as at December 31, 2023 (collectively, the “Audited Balance Sheet”), and the related audited consolidated statement of income, statement of members' equity and statement of cash flows of the Company for the fiscal year ended December 31, 2023 (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company as at March 31, 2024 and the related unaudited consolidated statement of income, statement of members' equity and statement of cash flows of the Company for the interim period ended March 31, 2024 (clause (ii), the Interim Financial Statements and, together with the Audited Financial Statements, the “Financial Statements”).

(b)      The Financial Statements (i) fairly present in all material respects the financial condition of the Company and its Subsidiaries, as of the dates thereof, and the results of operations of the Company and its Subsidiaries, for the periods related thereto, (ii) have been prepared on the basis of information derived from the books and records of the Company and its Subsidiaries and (iii) were prepared in accordance with GAAP in all material respects and consistently applied for the periods indicated (subject, in the case of the Interim Financial Statements, to normal year-end adjustments, which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and the lack of footnotes thereto).

(c)      The accounts receivable of the Company (the “Accounts Receivable”) as reflected on the Financial Statements and as will be reflected in the Estimated Closing Statement as part of the Closing Net Working Capital Adjustment arose or will arise in the Ordinary Course of Business and represent or will represent bona fide claims against commercial counterparties for sales and other charges. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice if such past practices are in accordance with GAAP. Subject to any reserves that would be in accordance with the Accounting Principles, none of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the Knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. The accounts payable and accruals of the Company (the “Accounts Payable”) have been incurred or have arisen in the Ordinary Course of Business. No material amount of Accounts Payable of the Company is past due nor is the Company otherwise in default in its payment of any such amounts, except to the extent being contested in good faith. Since December 31, 2023 through the Closing Date, the Company has paid and will pay its Accounts Payable in the Ordinary Course of Business.

(d)      The Company and its Subsidiaries have established and maintained a system of internal accounting controls sufficient to provide reasonable assurances, in all material respects, of the reliability of financial reporting and the preparation of financial statements in conformity with GAAP. For the financial periods commencing since January 1, 2021, neither the Company nor its Subsidiaries or their independent auditors has identified any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting.

(e)      Neither the Company nor any of its Subsidiaries is party to, nor maintains, any material “off-balance sheet arrangements” within the meaning of Item 303(a) of Regulation S-K under the Exchange Act.

(f)      Since January 1, 2023 through the date hereof, neither the Company nor any of its Subsidiaries has accelerated the collection of any material accounts receivable or delayed the payment of any material accounts payable, in each case, other than in the Ordinary Course of Business.

Section 3.09.    Absence of Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries have any liabilities or obligations of any kind, other than (a) liabilities provided for in the Audited Balance Sheet, (b) liabilities incurred in the Ordinary Course of Business since the date of the Audited Balance Sheet (none of which is a liability or obligation resulting from breach of Contract, breach of warranty, tort, infringement, misappropriation, claim or violation of applicable Law), (c) obligations to perform under Contracts to which the Company or any of its Subsidiaries are a party (but not liabilities for breaches of or defaults under such Contracts) (d) liabilities that, individually or in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole, (e) liabilities in connection with the transactions contemplated hereby and (f) liabilities that are otherwise disclosed on Section 3.09 of the Company Disclosure Schedule.

Section 3.10.    Absence of Certain Changes.

(a)      (i) Since the date of the Audited Balance Sheet, except for the marketing of the Company for sale, the Company has conducted the Business in the Ordinary Course of Business, and (ii) since the date of the Audited Balance Sheet, there has been no Material Adverse Effect.

(b)      Without limiting the generality of the foregoing, since the date of the Audited Balance Sheet through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Closing Date without Buyer's consent, would constitute a breach of Section 5.01(b).

Section 3.11.    Material Contracts.  (a) Section 3.11(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of Contracts to which the Company or any of its Subsidiaries is a party that fall within the following categories and existing as of the date hereof (the Contracts required to be listed on Section 3.11(a) of the Seller Disclosure Schedule, collectively, the “Material Contracts”):

(i)        all Real Property Leases;

(ii)       other than purchase orders issued in the Ordinary Course of Business, any Contract for the purchase of services, equipment or other assets providing for either (A) annual payments by the Business of $300,000 or more; or (B) give rise to anticipated receipts of more than $300,000 in any calendar year, in each case that cannot be terminated on not more than 90 days' notice without payment by the Business of any material penalty;

(iii)      any Contract for capital expenditures by the Company or any of its Subsidiaries in excess of $300,000 in the aggregate remaining due as of the date hereof;

(iv)      any Contract that is a lease under which the Company is lessor of, or permits any third party to hold or operate, any tangible property (other than real property), owned or controlled by the Company and used in the Business, except for any Contract under which the aggregate annual rental payments do not exceed $300,000;

(v)       any partnership, joint venture, minority investment or joint development agreement or other similar Contract;

(vi)      any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise), in each case, (A) since January 1, 2021 or (b) pursuant to which a Company has an earnout or deferred or contingent purchase price obligation or indemnification obligation;

(vii)     any Contract (x) pursuant to which the Company or any of its Subsidiaries is liable for indebtedness for borrowed money or any guarantee thereof, or (y) pursuant to which the Company or any of its Subsidiaries has granted any Lien (other than a Permitted Lien) on the assets or properties of the Business or any material assets or properties of the Business;

(viii)    any Contract the primary purpose of which is to bind the Business to indemnify any other Person, with such obligation continuing after the date hereof, excluding for the sake of clarity, any sales, supply, distribution, service or other similar agreement entered into in the Ordinary Course of Business that includes an indemnity with any customer, supplier, distributor or service provider of the Business;

(ix)      any Contract granting to any Person (A) a right of first refusal or right of first offer on the sale of any material part of any of the assets or properties of the Business or (B) an option to purchase, acquire, sell or dispose of any material assets of the Company or any of its Subsidiaries (other than inventory in the ordinary course of business);

(x)       any Contract containing covenants expressly limiting in any material respect the freedom or ability of the Business to conduct any line of business or compete with any Person in a product line or line of business or operate in any jurisdiction or solicit or hire employees, excluding reasonable limitations on use in connection with confidentiality, research or consulting agreements;

(xi)      other than purchase orders issued in the Ordinary Course of Business, any sales, distribution or other similar Contract (whether with a dealer or otherwise) providing for the sale by the Business of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Business of $100,000 or more that cannot be terminated on not more than 90 days’ notice without payment by the Business of any material penalty;

(xii)     any Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(xiii)    any Contract that contains material exclusivity requirements or similar provision binding on the Business;

(xiv)    any Contract containing “most favored nation” provisions or other preferential pricing terms;

(xv)     any Contract with a Governmental Authority;

(xvi)    any Contract pursuant to which the Company or any Subsidiary has agreed to settle or compromise any pending or threatened Proceeding and under which any of the foregoing has continuing obligations (other than confidentiality obligations with respect thereto);

(xvii)   any Contract providing for the employment or engagement by the Company or any of its Subsidiaries of any Person on a full-time, part-time, independent contractor, temporary or other basis, other than Contracts (A) terminable by the Company or any of its Subsidiaries for any reason upon less than (30) days’ notice without incurring any liability or (B) providing for annual base compensation for such individual that is less than $100,000;

(xviii)  any collective bargaining agreement or other Contract with any labor union or similar labor organization;

(xix)    any Contract pursuant to which the Company or any of its Subsidiaries has agreed to loan any Person any amount or otherwise make any investment in any other Person, other than employee loans or advances in the Ordinary Course of Business;

(xx)     any Contract pursuant to which the Company or any of its Subsidiaries grants or is granted a license or right to use, or covenant not to be sued under, any Intellectual Property Rights, other than (A) ”shrink wrap,” “off-the shelf” or other non-exclusive licenses for generally commercially available Software, including “software as a service” or similar services that are licensed to or procured by the Company or any of Subsidiaries for an annual fee of less than $300,000 (B) non-exclusive licenses granted to customers of the Business in the Ordinary Course of Business and (C) non-exclusive licenses granted by or to employees or contractors in the Ordinary Course of Business;

(xxi)    any Contract relating to the acquisition, development, sale or disposition of any material Company Intellectual Property Rights, other than assignments of Intellectual Property Rights to the Company or any of its Subsidiaries from such entities’ employees or contractors in the Ordinary Course of Business;

(xxii)   any Contracts with a Related Party (a “Related Party Transaction”), other than (i) the Award Agreements, (ii) employment arrangements with employees, officers and directors of the Company or any of its Subsidiaries, which arrangements are disclosed pursuant to Section 3.11(b)(xvii), (iii) the LLC Agreement and (iv) Contracts with Representatives who are not directors, managers, officers or employees of the Company or its Subsidiaries; or

(xxiii)  (i) any Contract (other than purchase orders entered into in the Ordinary Course of Business) with a Material Customer that provides for annual payments to the Business of $500,000 or more or (ii) any Contract with a Material Supplier (other than purchase orders) that provides for annual payments by the Business of $500,000 or more.

(b)      Each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries and is in full force and effect, and none of the Company or any of its Subsidiaries or, to the Company’s knowledge, any other party is in default or breach under the terms of any such Material Contract, except for any such defaults or breaches that would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole.  Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has received any written notice on or prior to the date hereof of any intention to terminate, repudiate or disclaim, or materially reduce the amount of purchases or sales under any Material Contract from any party thereto, and to the Company’s knowledge, no such action has been threatened and neither the Company nor any material Subsidiary has delivered or threatened any such action.  Seller has provided to Buyer a true, complete and correct copy of each Material Contract (including any amendments, modifications or supplements thereto).

Section 3.12.    Litigation.  Neither Seller nor any Company is, or since January 1, 2021 has been, a claimant or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings concerning the Business, which are in progress or, to Seller’s knowledge, threatened in writing or pending by or against or concerning the Business, and to the Knowledge of the Company, no event has occurred or circumstance exists that could give rise to or serve as the basis for the commencement of any such actions, in each case that would have or would reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole or prevent or materially impair Seller's or the Company’s ability to consummate the transactions contemplated by this Agreement. There are no outstanding Orders, nor have there been any outstanding Orders since January 1, 2021, binding on the Business, the Company or any of its Subsidiaries, in each case that would have or would reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole or prevent or materially impair Seller’s ability to consummate the transactions contemplated by this Agreement. Section 3.12 of the Company Disclosure Schedules lists each settlement agreement or similar written agreement entered into by or on behalf of the Company or any of its Subsidiaries with respect to any material proceeding arising since January 1, 2021.

Section 3.13.    Compliance with Laws; Permits.  (a) Since January 1, 2021, the Business is in compliance with all Applicable Laws, except where the failure to be in compliance with such Applicable Laws would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole or prevent or materially impair Seller's or the Company’s ability to consummate the transactions contemplated by this Agreement.

(b)      The Business holds all permits, licenses, variances, exemptions, authorizations, orders and approvals of all Governmental Authorities (collectively, “Permits”) necessary for operation of the Business, except where the absence of any such Permit would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole.  As of the date of this Agreement, there are no actions or proceedings pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as the basis for the commencement of an action or proceeding, in each case which would reasonably be expected to result in the revocation or termination of any such Permit, except for any such revocation or termination that would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole.

Section 3.14.    Properties.

(a)      Section 3.14(a) of the Seller Disclosure Schedule sets forth a true, correct and complete (in all material respects) list of the address and name of the owner of each real property owned by the Company or its Subsidiaries used in the operation of the Business (the “Owned Real Property”). With respect to the Owned Real Property: (i) the Company or one of its Subsidiaries has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens and encumbrances, other than Permitted Liens, (ii) there are no outstanding options, rights of first offer or first negotiation or rights of first refusal in favor of any other party to purchase such Owned Real Property or any material portion thereof, (iii) the Company has delivered or made available to the Buyer, complete and accurate copies of all material deeds, mortgages, surveys, licenses, title insurance policies, or equivalent documentation with respect to the Owned Real Property and other documents relating to or affecting title to the Owned Real Property that are within the Company’s possession or control, (iv) all buildings, structures, fixtures, building systems and equipment included in the Owned Real Property and, to the Company’s Knowledge, (A) are in reasonably good condition and repair in all material respects, subject to reasonable wear and tear, (B) have access to public roads or valid easements for such ingress and egress, and (C) have access to water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection and drainage, and other utilities; in each case as sufficient to enable the Owned Real Property to continue to be used and operated in materially the same manner currently being used by the Company and its Subsidiaries, (v) the Company or its Subsidiaries, as applicable, has obtained all certificates of occupancy and other permits or approvals required with respect to the use and operation of the Owned Real Property as conducted in the Ordinary Course of Business, except where a failure to obtain any such permit or approval would not materially disrupt the ordinary course operation of the businesses of the Company and its Subsidiaries, and (vi) except as set forth on Section 3.14(a) of the Seller Disclosure Schedule, neither the Company nor any of its Subsidiaries are party to, and the Owned Real Property is not subject to or encumbered by, any lease, sublease, license of similar occupancy agreement other than between the Company and one or more of its Subsidiaries from time to time.

(b)      Section 3.14(a) of the Seller Disclosure Schedule sets forth a true, correct and complete (in all material respects) list of all leases, subleases, licenses or other occupancy agreements of real property, including all amendments, supplements, modifications, extensions thereto and guarantees thereof (each, a “Real Property Lease”) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies real property (such real property, the “Leased Real Property”) in the operation of the Business as of the date of this Agreement. The Company or one of its Subsidiaries has valid and subsisting leasehold title in all Leased Real Property, free and clear of all Liens, subtenancies and other occupancy rights, options and encumbrances other than Permitted Liens and occupancy agreements between the Company and one or more of its Subsidiaries from time to time. Each Real Property Lease is in full force and effect and valid and binding on the Company party thereto, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors' rights and subject to general principles of equity).  No material default or breach by the Company or any of its Subsidiaries has occurred under any Real Property Lease and, to the Company's Knowledge, no material default or breach by any other contracting parties has occurred thereunder. The Company has delivered or made available to Buyer a complete and accurate copy of each Real Property Lease.  Other than as set forth in Section 3.14(a) of the Seller Disclosure Schedule, (i) no consent by the landlord under any Real Property Lease is required in connection with the consummation of the transactions contemplated herein and (ii) none of the Company or any of its Subsidiaries has vacated or abandoned any of the Leased Real Property or given notice of its intent to do the same.

(c)      Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole, (i) neither the Company nor any of its Subsidiaries has received written notice of any condemnation, zoning or other similar proceeding is pending or, to the Knowledge of the Company, threatened in writing against any of the Real Property, (ii) to the Knowledge of the Company, the present use of the land, buildings, structures and improvements on the Real Property are in conformity with applicable law and (iii) there are no material construction or alteration projects currently ongoing with respect to any Real Property.

Section 3.15.    Intellectual Property.  (a)  Set forth in Section 3.15(a) of the Company Disclosure Schedule is a correct and complete (in all material respects) list, as of the date hereof, of all material registrations and applications for registration included in the Company Intellectual Property Rights (the “Company Registered IP”) specifying in each case, as applicable, jurisdiction, title, application, registration and serial number, application/registration date, and record owner(s).  Each item of Company Registered IP is subsisting and, excluding any applications for registration, is valid and enforceable, except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole.  The Company or any of its Subsidiaries exclusively owns or possess all right, title, and interest in and to the Company Intellectual Property Rights, free and clear of any Liens (except for Permitted Liens) in all material respects and to the Company's Knowledge, licenses or otherwise possesses valid rights to use all other material Intellectual Property Rights used in the operation of the Business as currently conducted.

(b)      The conduct of the Business does not infringe, misappropriate or otherwise violate, and since January 1, 2021, has not infringed, misappropriated or otherwise violated any valid and enforceable Intellectual Property Right owned by any Person, except for any infringement that would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole.  To the Company’s Knowledge, no proceedings are pending (or threatened in writing) against the Company or any of its Subsidiaries which (i) challenge the validity or enforceability of any Company Intellectual Property Rights or (ii) allege that the Company or any of its Subsidiaries has infringed, misappropriated, or otherwise violated any Intellectual Property Right of any Person in any material respect.

(c)      To the Company’s Knowledge, no Person is infringing, misappropriating, or otherwise violating any material Company Intellectual Property Right, and no such claims have been asserted or threatened against any Person by the Company or any of its Subsidiaries since January 1, 2021.

(d)      The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of material trade secrets.  Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Business, each of the Company and its Subsidiaries requires (and has required) all employees, consultants, and contractors involved in the creation or development of Company Intellectual Property Right to execute written agreements assigning to the Company or any of its Subsidiaries all right, title, and interest in and to such Intellectual Property Right.

(e)      Neither the Company nor its Subsidiaries use any “open-source” or other similar Software: (i) in a manner that would grant any Person (other than the Company or a Subsidiary) any rights or immunities under any Company Intellectual Property Right or (ii) under any license requiring the Company or a Subsidiary to disclose or distribute any source code owned by the Company or a Subsidiary to any third party.

Section 3.16.    Data Privacy and Cybersecurity

(a)      Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole, the data, privacy and security practices of the Company and its Subsidiaries conform, and since January 1, 2021, have conformed, to all of the Data Privacy Requirements.  To the Company’s Knowledge, no claims have been asserted or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or Personal Information or data rights pursuant to a Data Privacy Requirement.

(b)      Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct the Business without any error or omission in the processing of any transactions, and (ii) there has been no unauthorized use, access, interruption, disruption, modification, corruption or other breach of the security of any of the IT Assets and (iii) to the Knowledge of the Company, none of the IT Assets contain or have contained any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” or any other similar code designed or intended to have, or capable of, disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or damaging or destroying any data or file without the user’s consent.

Section 3.17.    Labor Relations.

(a)      (i) As of the date hereof, (i) none of the Company or any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement, and, to the Knowledge of the Company, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any employee of the Company or any of its Subsidiaries; (ii) except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole, there is no labor strike, slowdown, stoppage, picketing, interruption of work or lockout pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (iii) except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there are no unfair labor practice complaints pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries before any Governmental Authority.

(b)      Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, there is, and during the past three (3) years has been, no equal employment opportunity, discrimination or harassment complaint or charge, human rights or civil rights complaint or charge, wage and hour complaint or charge, or other employment-related complaint, charge or other action or Proceeding against or involving the Company or any of its Subsidiaries pending before any court, arbitrator, mediator or Governmental Authority, nor, to the Knowledge of the Company, has any such action or Proceeding been threatened.  Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and during the past three (3) years have been, in compliance with all Laws with respect to employment, labor and employment practices, including, without limitation, terms and conditions of employment, wages and hours, classification of independent contractors, overtime pay, discrimination, sexual harassment, civil rights, affirmative action, work authorization, equal opportunity, immigration compliance, occupational safety and health, information privacy and security, workers compensation, disability, unemployment compensation, continuation coverage under group health plans, whistleblower laws, wage payment and the payment and withholding of Taxes, collective bargaining, labor relations and concerted activity.  None of the Company nor any of its Subsidiaries has triggered the WARN Act in the past three (3) years or incurred any liability or obligation under the WARN Act that remains unsatisfied, and none of the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Buyer or any of its Affiliates to have any material liability or other obligation following the Closing Date under the WARN Act.

(c)      Except as would not reasonably be expected to be material to the Company or any of its Subsidiaries, taken as a whole, (i) all employees of the Company are and for the past three (3) years have been properly classified as exempt or non-exempt under applicable wage and hour Laws and (ii) all independent contractors engaged by the Company are and for the past three (3) years have been properly classified as such under Applicable Law.

(d)      To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is in any material respect, in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation:  (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e)      No current employee of the Company or its Subsidiaries earning base compensation of $100,000 per annum or greater has provided written notice of his or her intent to terminate his or her employment.

(f)       None of the Company or its Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or its Subsidiaries that involves allegations relating to discrimination, harassment or sexual misconduct by either (i) an officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries with an annual base salary of $130,000 or greater.  To the Knowledge of the Company, in the last three (3) years, no allegations of discrimination, harassment or sexual misconduct have been made against (i) any officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries with an annual base salary of $130,000 or greater.

Section 3.18.    Employee Benefit Plans.

(a)      Section 3.18(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Employee Plan.

(b)      The Company has made available to the Buyer true and complete copies of, to the extent applicable: (i) the plan document (including all amendments thereto) governing such material Employee Plan or, if such plan is not in writing, a written description of such material Employee Plan, (ii) if the material Employee Plan is funded through a trust or any other funding arrangement, a copy of such trust or other funding, (iii) each ERISA summary plan description and summary of material modifications, (iv) the most recent annual report on Form 5500 including, if applicable, all schedules and attachments thereto prepared in connection with any such Employee Plan, (v) the most recently received IRS determination letter (or opinion or advisory letter, if applicable) and (vi) all non-routine correspondence to and from any Governmental Authority within the last three (3) years.

(c)      None of the Company or any of its ERISA Affiliates or any predecessor thereof (i) currently sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or Section 412 of the Code or (ii) currently maintains, sponsors, administers, participates in or contributes to (or has any obligation to contribute to), or has in the past six (6) years maintained, sponsored, administered, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to, any (A) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (B) “multiple employer plan” (as described in Section 413 of the Code) or (C) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) that is subject to ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability, other than any liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). Without limiting this paragraph (c), there  does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability of the Company or any ERISA Affiliate that could be a liability of the Buyer or its Affiliates (including the Company and its Subsidiaries) following the Closing.

(d)      With respect to each Employee Plan that  is intended to be qualified under Section 401(a) of the Code, (i) the Company  has received a favorable determination letter (or opinion or advisory letter, if applicable) from the IRS regarding its tax qualification, (ii) the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code and (iii) to the Knowledge of the Company, no event has occurred or condition exists that would reasonably be expected to result in a loss of tax-qualification or adversely affect such tax exemption.

(e)      Each Employee Plan has been established and maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. All contributions required to be made with respect to any Employee Plan on or prior to the Closing Date have been timely made and deposited.  All material reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any Employee Plan participant have been timely filed or distributed.

(f)      No action, suit or proceeding (other than routine claims for benefits) is pending against, or to the Knowledge of the Company, threatened against, any Employee Plan before any court or arbitrator or any Governmental Authority, including the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation. No Employee Plan is, or within the last three (3) years has been, the subject of an examination, investigation or audit by a Governmental Authority, or is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program, except for any instance of non-compliance as would not reasonably be expected to result in material liability to the Company or its Subsidiaries.

(g)      None of the Company or any of its Subsidiaries has any current or projected liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, death or other welfare benefits (whether insured or self-insured) with respect to any current or former employee of the Company or any of its Subsidiaries or beneficiary or dependent thereof, except to the extent of the continuation coverage rules as provided under Sections 601 through 608 of ERISA (“COBRA”) or any other similar Applicable Law.

(h)      With respect to each Employee Plan, (i) neither the Company nor its Subsidiaries have engaged in, and to the Knowledge of the Company no other Person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) and (ii) none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Plan that, in either case, would reasonably be expected to result in a material liability to the Company, Buyer or any of their Subsidiaries.

(i)       Except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company, Buyer or any their Subsidiaries, each Employee Plan or other contract, plan, program, agreement or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has (i) been maintained and operated in compliance with Section 409A of the Code and all applicable Treasury Regulations promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code, and (ii) been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

(j)       Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries to any payment or benefit (including any bonus, retention, severance, retirement or job security payment or benefit) under any Employee Plan or other arrangement creating post-Closing obligations of the Company or any of its Subsidiaries, (ii) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits, or increase the amount payable or trigger any other obligation to any current or former employee, officer, director, independent contractor or other service provider of the Company or any of its Subsidiaries under any Employee Plan or other arrangement creating post-Closing obligations of the Company or any of its Subsidiaries or (iii) result in excess parachute payments within the meaning of Section 280G(b) of the Code or a loss of deduction under Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Person for any tax incurred by such Person, including under Section 409A, 457 or 4999 of the Code.

Section 3.19.    Employees.  Section 3.19 of the Company Disclosure Schedule sets forth the following as of the date hereof: a complete and accurate list of each employee of the Company and its Subsidiaries earning base compensation of $100,000 per annum or greater, his or her dates of hire, position and title (if any), exempt or non-exempt status under applicable Law, work location (city and state) and current base salary or wage rate, current year target bonus, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such employee became inactive, and, if applicable, the anticipated date of return to active employment.

Section 3.20.    Environmental Matters. Except as disclosed on Section 3.20 of the Disclosure Schedules or as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole:

(a)      The Company and its Subsidiaries are and, except for matters which have been resolved, have been, in compliance with, and possess, and have complied and are in compliance with, all permits required pursuant to, all applicable Environmental Laws;

(b)      (A) No written notice, order, request for information, complaint or penalty has been received by the Company or any of its Subsidiaries, and (B) there are no judicial, administrative or other actions, suits or proceedings pending or, to the Knowledge of Seller, threatened, in the case of each of (A) and (B), which alleges a violation of, or liability under, any Environmental Law with respect to the Company or any Subsidiary that has not been settled, dismissed, paid or otherwise resolved;

(c)      There are no facts, conditions or circumstances that would be reasonably likely to form the basis of any violation of, or liability under or relating to, any Environmental Law or Hazardous Substances with respect to the Company or its Subsidiaries; and

(d)      The Company and its Subsidiaries have made available for inspection to the Buyer copies of any environmental  reports, audits and assessments (including Phase I environmental site assessments and Phase II environmental site assessments), in the possession of or reasonably available to the Company or its Subsidiaries pertaining to: (i) any unresolved liabilities under Environmental Law; (ii) any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or its Subsidiaries; or (iii) the Company and its Subsidiaries’ compliance with applicable Environmental Laws.

Section 3.21.    Taxes.

(a)      The Company and its Subsidiaries have timely filed (after giving effect to applicable extensions) with the appropriate Governmental Authority all income and other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries and all such Tax Returns were true and complete in all material respects.  The Company and its Subsidiaries have timely paid all material Taxes due and payable (regardless of whether such Taxes are shown as due on a filed Tax Return of the Company and its Subsidiaries).

(b)      The Company and its Subsidiaries have, or have caused to be, withheld or collected from payments to their employees, agents, contractors, creditors or other persons (including to nonresidents) and have paid over to the appropriate Taxing Authority all material amounts required by Applicable Law to be so withheld or collected. The Company and its Subsidiaries have complied with all applicable Laws relating to the payment, collection and reporting of sales Tax in all material respects.

(c)      There are no Liens with respect to material Taxes, other than Permitted Liens, upon any assets of the Company and its Subsidiaries.

(d)      No Tax audits or other Proceedings with respect to material Taxes are in progress or, to the knowledge of the Company, have been threatened in writing with regard to any material Tax Return of the Company and its Subsidiaries.

(e)      Neither the Company nor any of its Subsidiaries has distributed stock of another Person, nor has its stock been distributed by another Person, in the two years preceding the date hereof in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(f)      Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Code Section 6707A and Regulation §1.6011-4.

(g)      Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement, other than an agreement entered into in the Ordinary Course of Business the primary of purpose of which did not relate to Taxes.

(h)      No claim has been made by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or Subsidiary (as applicable) is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(i)      Neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group (other than an Affiliated Group of which another Company or any of its Subsidiaries is the common parent).  No Company or any of its Subsidiaries is liable for Taxes of any other Person (other than the Company and its Subsidiaries) as a result of transferee liability or joint and several liability (including pursuant to Treasury Regulation Section 1.1502-6).

(j)       Neither the Company nor any of its Subsidiaries has or will be required to include any amount in income by reason of Section 965(a) of the Code, or has any obligation to make any payment described in Section 965(h) of the Code; and

(k)      None of the Company and its Subsidiaries has sought any relief under, or taken any action in respect of, any provision of the CARES Act related to Taxes (including, but not limited to, the delaying of any payments in respect of payroll Taxes under Section 2302 thereof).

(l)       Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including under Section 481 of the Code (or any corresponding or similar provision of state, local, foreign or other Law); (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) entered into or executed prior to the Closing; (iv) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) entered into or created prior to the Closing; (v) installment sale or open transaction disposition made on or prior to the Closing Date, or application of the completed contract method of accounting or the cash method of accounting to any transaction occurring on or prior to the Closing Date; or (vi) prepaid amount, advance payment or deferred revenue received or accrued on or prior to the Closing Date outside the Ordinary Course of Business.

(m)     The Company is, and at all times since its formation has been, properly classified as a partnership for U.S. federal and applicable state and local income Tax purposes. The entity classification of each Subsidiary of the Company for such Tax purposes is set forth on Schedule Section 3.21(m).

(n)      No Subsidiary of the Company is, or has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(o)      Prior to the acquisition of Dura Supreme, LLC, the seller of Dura Supreme, LLC and its shareholders consummated a transaction qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, pursuant to which Dura Supreme, LLC became a “qualified subchapter S subsidiary” and/or a “disregarded entity” wholly owned by the seller. None of the assets of Dura Supreme, LLC are excluded from the definition of “amortizable section 197 intangibles” pursuant to Section 197(f)(9) of the Code.

(p)      The Company has not had and does not have any employees, and has not and does not conduct any business (other than the direct ownership of shares of Supreme Cabinetry Brands, Inc.). The Company has not made payments to any Person (including holders of its Equity Interests) that are subject to withholding Tax (other than dividends for which a Member of the Company, rather than the Company, is the withholding agent). The Company has treated the recipients of profits interest awards as partners in the partnership for U.S. federal and applicable state and local income Tax purposes in accordance with IRS Revenue Procedures 93-27 and 2001-43.

Section 3.22.    Insurance Policies.  Set forth in Section 3.22 of the Company Disclosure Schedules is a complete and correct list of all material fidelity bonds and insurance policies, including, without limitation, property, general liability, product liability, title and umbrella insurance policies and any self-insurance programs (except any employee benefit plans), maintained by or for the benefit of the Company and its Subsidiaries (collectively, the “Insurance Policies”), including for each of the Insurance Policies, the coverage line, policyholder, insurer(s), policy number, policy period, limits, deductible / retention and premium. Complete and correct copies of the Insurance Policies have been made available to Buyer. All Insurance Policies, or insurance policies providing substantially comparable coverage, have been continuously in effect since January 1, 2021 and remain in full force and effect for such amounts as are sufficient for all requirements of Applicable Law and all Material Contracts to which the Company or any of its Subsidiaries is party or by which they are bound. Except as set forth in Section 3.22 of the Company Disclosure Schedules, the limits of all Insurance Policies are fully in place without any erosion. All premiums payable under all Insurance Policies have been timely paid in full, and the Company and its Subsidiaries have otherwise materially complied with all of the terms and conditions of all Insurance Policies, including with respect to giving of timely and otherwise valid notice of any material claim, occurrence or other matter under any Insurance Policies in accordance with the terms thereof.  There have been no material claims made under any Insurance Policies (or predecessor insurance policies) at any time during the two-year period prior to the date hereof, and there are no material claims pending under any Insurance Policies (or predecessor insurance policies).  Neither the Company nor any of its Subsidiaries has received notice under any Insurance Policies denying, disputing or reserving rights with respect to any claim (or coverage with respect thereto) made by the Company or any of its Subsidiaries or regarding the termination, cancellation, non-renewal, or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the two-year period prior to the date hereof.

Section 3.23.    Finders’ Fees.  Except for Jefferies LLC and Harris Williams LLC (the fees and expenses of which will be borne by Sellers as Transaction Expenses, to the extent unpaid as of the Closing), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of any Seller, the Company or any of their respective Affiliates who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 3.24.    Sanctions and Anti-Corruption.  (a) Since January 1, 2021, the Company and each of its Subsidiaries and their directors, officers, employees, and to the Company’s Knowledge, their agents or other Persons acting for or on behalf of the Company or its Subsidiaries have complied with applicable Anti-Corruption Laws.

(b)      Neither the Company nor any of its Subsidiaries, and none of their respective directors, officers or employees, is a Person (i) with whom dealings are restricted or prohibited by, or are sanctionable under, any Sanctions (a “Sanctioned Person”) or (ii) located, organized or resident in a country or territory with which dealings are broadly restricted, prohibited, or made sanctionable under any Sanctions (a “Sanctioned Country”).

(c)      Since January 1, 2021, (i) neither the Company nor any of its Subsidiaries has, directly or indirectly, conducted any business or engaged in any transactions with a Sanctioned Person or in any Sanctioned Country and (ii) each of the Company and its Subsidiaries has complied with Sanctions.  None of the Companies, their Subsidiaries, their directors, officers, employees, or, to the Company’s Knowledge, their agents or representatives is or has been the subject of any investigation by, request for information from, or pending self-disclosure to, any Governmental Authority or any legal or enforcement proceeding, in each case regarding any actual or possible violation of any Anti-Corruption Laws or Sanctions by the Company or any of its Subsidiaries.

(d)      Neither the Company nor any of its Subsidiaries, or their directors, officers, employees, or to the Company’s Knowledge, any agents or other Persons acting for or on behalf of the Company or its Subsidiaries has, directly or indirectly, within the preceding five (5) years given, offered, promised, or agreed to give, or authorized the giving of any payment, gift or other item of value or similar benefit to any Person (including any foreign official, foreign political party, foreign political party official or candidate for foreign political office) in violation of any Anti-Corruption Law.

Section 3.25.    Product Warranty; Product Recalls, Product Liability.  (a) Except as would not, and would not reasonably be expected to, individually or in the aggregate, be material to the Business, taken as a whole, since January 1, 2021, each product sold by the Company or any of its Subsidiaries in conducting the Business as currently conducted has been manufactured in conformity, in all material respects, with all applicable product specifications, all express and implied warranties, and all Applicable Laws.

(b)      Since January 1, 2021, there have been no product recalls (whether voluntary or involuntary), product retrofit campaigns or post-sale warnings issued or considered with respect to the products sold by the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no circumstances as of the date hereof that would reasonably be expected to result in a product recall (whether voluntary or involuntary), product retrofit campaign, or post-sale warning being issued.

(c)      Since January 1, 2021, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has any actual or asserted liability arising out of claims asserted for any injury to individuals or property as a result of the ownership, possession, or use of any product sold, by the Companies, other than routine warranty claims in the Ordinary Course of Business (i) for which adequate reserves have been accrued on the Audited Balance Sheet or (ii) since the date of the Audited Balance Sheet in customary amounts in the Ordinary Course of Business.

Section 3.26.    Customers and Suppliers.  Since January 1, 2021, neither the Company nor or any of its Subsidiaries has been notified by any of the ten largest customers or the ten largest suppliers of the Company and its Subsidiaries, taken as a whole (determined based on sales to, or purchases from, such customers and suppliers, as applicable, for the 12 months ended December 31, 2020) (respectively, the “Material Customers” and the “Material Suppliers”), that such customer or supplier will terminate, cancel, materially modify or materially amend its relationship with the Company or any of its Subsidiaries (including with respect to volume of purchases or sales under the applicable Contracts) or that such customer or supplier has any significant concern with respect to such relationship.

Section 3.27.    No Other Representations or Warranties.  Except for the representations and warranties expressly set forth in this Article 3, none of the Company, the Sellers or any of their respective Related Parties has made or is making any express or implied representation or warranty of any nature to the Buyer, Merger Sub or any of their respective Related Parties, at law or in equity, with respect to matters relating to the Sellers, the Company and its Subsidiaries, their respective Related Parties, their respective businesses, the Company Equity Interests or any other matter related to or in connection with the transactions contemplated hereby, and the Company, the Sellers and their respective Related Parties hereby expressly disclaims reliance on any such other representations or warranties (including as to the accuracy or completeness of any information provided to the Buyer or Merger Sub).  Without limiting the generality of the foregoing, except as expressly set forth in this Article 3, none of the Company, the Sellers or their respective Related Parties has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to the Buyer, Merger Sub or their respective Related Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to the Buyer, Merger Sub or their respective Related Parties with respect to the Company and its Subsidiaries or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents)

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby represent and warrant to the Company as follows:

Section 4.01.    Organization and Qualification.  Each of Buyer and Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 4.02.    Authorization; Enforceability.  Each of Buyer and Merger Sub has the requisite limited liability company power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations under this Agreement and the Transaction Documents to which it is a party, and to consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party.  This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Sub, the Transaction Documents to which each of Buyer and Merger Sub is a party will be duly executed and delivered by Buyer and Merger Sub at the Closing, and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of each of Buyer and Merger Sub, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by the General Enforceability Exceptions.

Section 4.03.    No Consents.  Other than (i) the filing with the FTC and the Antitrust Division of the U.S. Department of Justice (“DOJ”) of a pre-merger notification and report form as required by the HSR Act and (ii) the filing of the certificate of merger with the Secretary of State of the State of Delaware, no material Consent of, permit or exemption from, or declaration, filing or registration with, any Governmental Authority is required to be made or obtained by either Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement by Buyer and Merger Sub.

Section 4.04.    Litigation.  There are no Proceedings pending or, to Buyer's or Merger Sub's knowledge, threatened, against either Buyer or Merger Sub, nor is either Buyer or Merger Sub subject to any judgment, order or decree of any court or Governmental Authority that would seek to prevent or materially delay any of the transactions contemplated by this Agreement.

Section 4.05.    No Violation.  Subject to the receipt of the approvals and to the filing of notices as contemplated by Section 4.03, neither the execution and delivery of this Agreement or the Transaction Documents to which it is a party, nor the performance by it of the transactions contemplated hereby or thereby will (i) constitute a default under the Organizational Documents of either Buyer or Merger Sub, (ii) with or without notice or lapse of time or both, result in a default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of or to a loss of any benefit to which either Buyer or Merger Sub is entitled under any material mortgage, loan, license, agreement, lease or other instrument or obligation to which either Buyer or Merger Sub is a party, (iii) conflict with or violate any Applicable Laws that either Buyer or Merger Sub is subject or by which any of its properties is bound, or (iv) result in the creation or imposition of any Lien on any asset of either Buyer or Merger Sub, except for any Permitted Liens with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not, and would not reasonably be expected to, individually or in the aggregate, (A) be material to Buyer or Merger Sub, taken as a whole or (B) to prevent or materially delay the consummation by the Buyer or Merger Sub of the transactions contemplated hereby.

Section 4.06.    Investment Representation. Each of Buyer and Merger Sub is engaging in the transaction contemplated hereby for its own account with the present intention of holding the assets transferred upon the consummation of the Transaction Documents for investment purposes and not with a view to or for sale in connection with any public distribution of any Company Equity Interests in violation of any Federal or state securities laws.  Each of Buyer and Merger Sub is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.  Each of Buyer and Merger Sub acknowledges that it is informed as to the risks of the Transaction Documents and the ownership of the assets transferred upon the consummation of the Transaction Documents.  Each of Buyer and Merger Sub acknowledges that no Company Equity Interests transferred as a result of the consummation of the Transaction Documents have been registered under the Securities Act or any state or foreign securities laws and that the Company Equity Interests transferred as a result of the consummation of the Transaction Documents may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 4.07.    Financing.  Buyer has, and will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder and the other Transaction Agreements and Buyer acknowledges and agrees that the availability of funds shall not be a condition to the obligation of Buyer to consummate the transactions contemplated hereby and thereby.

Section 4.08.    Solvency.   Assuming (i) the satisfaction of the conditions to Buyer’s and Merger Sub’s obligation to consummate the transactions contemplated hereby and (ii) the accuracy of the representations and warranties set forth in Article 3 and Article 4 of this Agreement (for this purpose, such representations and warranties shall be true and correct without giving effect to any materiality or Material Adverse Effect qualifiers contained therein), immediately after giving effect to the transactions contemplated by this Agreement, each of Buyer and Merger Sub shall (x) be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts when due (including a reasonable estimate of the amount of all contingent liabilities) and (y) have adequate capital to carry on their respective businesses, including, without limitation, the Business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of either Buyer or Merger Sub.

Section 4.09.   Brokers.  Except for Rothschild & Co., no broker, finder or agent is entitled to any brokerage fees, finder's fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Merger Sub.

Section 4.10.    No Impediments.  Neither Buyer nor any of its Affiliates owns any interest in any Person that (i) derives a substantial portion of its revenues from products, services or lines of business within products, services or lines of business of the Company or any of its Subsidiaries or (ii) would otherwise reasonably be expected to impede or delay the expiration or termination of the waiting period under the HSR Act or any other applicable Antitrust Laws.

Section 4.11.    Buyer Parent.  Buyer (x) is a direct subsidiary of MasterBrand, Inc. (NYSE: MBC) (“Buyer Parent”), and (y) is the entity which owns all of the operating companies held by Buyer Parent.

Section 4.12.    Inspections; No Other Representations and Warranties.  (a) Each of Buyer and Merger Sub is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company and its Subsidiaries as contemplated hereunder and has undertaken such investigation and has been provided with and evaluated such documents and information as each of Buyer and Merger Sub has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

(b)      Except for the representations and warranties expressly set forth in Article 4, none of Buyer, Merger Sub or any of their respective Related Parties has made or is making any express or implied representation or warranty of any nature to the Sellers, the Company or any of their respective Related Parties, at law or in equity, with respect to matters relating to Buyer, Merger Sub, their respective Related Parties, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby, and each of Buyer, Merger Sub and their respective Related Parties hereby expressly disclaims reliance on any such other representations or warranties (including as to the accuracy or completeness of any information provided to the Sellers and the Company).

(c)      Each of Buyer and Merger Sub acknowledges that, except for the representations and warranties expressly set forth in Article 3, none of the Company, the Sellers or any of their respective Related Parties has made or is making any express or implied representation or warranty of any nature to Buyer, Merger Sub or any of their respective Related Parties, at law or in equity, with respect to matters relating to the Sellers, the Company and its Subsidiaries, their respective Related Parties, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby, and each of Buyer and Merger Sub hereby expressly disclaims reliance on any such other representations or warranties (including as to the accuracy or completeness of any information provided to Buyer or Merger Sub).  Without limiting the generality of the foregoing, each of Buyer and Merger Sub acknowledges that none of the Sellers, the Company and its Subsidiaries or any of their respective Related Parties has made or is making any representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Buyer, Merger Sub or their respective Related Parties of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries or (ii) any other information or documents made available to Buyer, Merger Sub or their respective Related Parties with respect to the Company and its Subsidiaries or their respective businesses or operations (including as to the accuracy or completeness of any such information or documents), except as expressly set forth in Article 3.

ARTICLE 5
COVENANTS

Section 5.01.      Conduct of Business.

(a)      Prior to the Closing, except (i) as set forth on Section 5.01 of the Company Disclosure Schedule, (ii) as required by Applicable Law or as required by any Governmental Authority, (iii) as required or expressly contemplated by this Agreement, or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to conduct its business in the Ordinary Course of Business and use their commercially reasonable efforts to preserve in all material respects the present business operations and organization of the Company and its Subsidiaries.

(b)     Without limiting the generality of the foregoing, but subject to the provisions of this Section 5.01(b) in all respects, except (i) as set forth on Section 5.01 of the Company Disclosure Schedule, (ii) as required by Applicable Law or as required by any Governmental Authority, (iii) as required or expressly contemplated by this Agreement, or (iv) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall not:

(i)        issue, deliver, grant, sell, dispose of, pledge, award or otherwise encumber, redeem or repurchase, or authorize or propose any of the foregoing with respect to any Company Securities or Subsidiary Securities, other than the issuance of Subsidiary Securities to the Company or one of its other Subsidiaries;

(ii)      (A) effect any recapitalization, reclassification, stock dividend, stock split or like change in the capitalization of the Company or any of its Subsidiaries (B) declare, set aside or pay any non-cash dividend or other non-cash distribution in respect of Company Securities or Subsidiary Securities, except dividends or distributions by any of the Company's wholly owned Subsidiaries or (C) declare any cash dividend that would be paid following the Calculation Time;

(iii)      amend the Organizational Documents of the Company or its Subsidiaries;

(iv)      dissolve or liquidate or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(v)       other than as required by the terms of any Employee Plan or Applicable Law, (A) grant or increase any severance or termination pay to such individual (or materially amend any existing severance or termination pay arrangement), other than to an employee  with annual base compensation of less than $100,000 in the ordinary course of business consistent with past practice, (B) establish, adopt or materially amend any Employee Plan, other than actions with respect to Employee Plans in order to implement the integration of prior transactions, which are set forth on Section 5.01(b)(v) of the Company Disclosure Schedule, (C) grant or increase compensation, bonus or other benefits payable to any current or former employee, director, independent contractor or other service provider of the Company or any of its Subsidiaries, other than to an employee or other service provider with annual base compensation of less than $130,000 in the ordinary course of business consistent with past practice or (D) accelerate the vesting or payment of, or provide for the funding of, any amount payable to any current or former employee, director, independent contractor or other service provider of the Company or any of its Subsidiaries;

(vi)      unless required by Law, (A) enter (or thereafter modify or extend) into any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union or labor organization, or (B) recognize or certify any labor union, labor organization or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(vii)     waive the restrictive covenant obligations of any current or former director, officer, employee, or independent contractor of the Company or its Subsidiaries;

(viii)   hire (other than to fill positions vacated due to an employee terminating employment or departures prior to the Closing Date on terms substantially the same as the departing employee) or (other than for cause) terminate the employment of any employee with an annual base compensation of $100,000 or above;

(ix)      implement or announce any employee layoffs, plant closings, reductions in force, or other such actions that could implicate the WARN Act;

(x)       grant, incur, suffer, create or assume any Lien on any material asset (whether tangible or intangible) or property (including Real Property) of the Company or any of its Subsidiaries, except for Permitted Liens or in the ordinary course of business and consistent with past practice;

(xi)      make any capital expenditures or commit to make any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate in excess of what is contemplated by the capital expenditure budget provided to Buyer prior to the date hereof;

(xii)     acquire (by merger or consolidation with any Person), directly or indirectly, any businesses, securities, interests or material assets (including Real Property) of any Person, other than the acquisition of assets in the Ordinary Course of Business;

(xiii)    except in or from any wholly owned Subsidiary of the Company, purchase any securities or make any material investment in any Person, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, or otherwise acquire direct or indirect control over any Person for which the aggregate consideration paid (A) in any individual transaction is in excess of $300,000, or (B) in the aggregate is in excess of $500,000;

(xiv)    incur any indebtedness for borrowed money in excess of $500,000 in the aggregate, except (A) intercompany debt in the ordinary course of business consistent with past practice or (B) as will be Closing Indebtedness or repaid prior to Closing;

(xv)     sell, assign, license, mortgage, pledge, abandon, encumber, transfer, convey, lease or otherwise dispose of any assets (other than Intellectual Property Rights or inventory in the Ordinary Course of Business) or properties (including Real Property) that are material to the Company and its Subsidiaries, taken as a whole;

(xvi)    sell, assign, license, transfer, abandon or otherwise permit to lapse any material Company Intellectual Property Right, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(xvii)   terminate or commute, or materially modify, amend, extend or waive compliance with any provisions of, or materially waive, release or assign any rights or claims under, or grant any consent under (except to the extent consistent with current practices under such Real Property Lease) any Real Property Lease, other than allowing expiration according to its scheduled term or termination in accordance with its terms;

(xviii)  make, change or revoke any material Tax election, adopt or change any method of accounting for federal income Tax purposes, settle any claim or assessment in respect of a material amount of Taxes, file any amended Tax Return or claim for a refund of a material amount of Taxes, surrender any right to claim a refund of a material amount of Taxes, or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes;

(xix)    settle (A) any Proceeding solely against the Company and its Subsidiaries, except for settlements or compromises in the ordinary course of business consistent with past practice or where the amount paid in settlement or compromise does not exceed $1,000,000 above the sum of (x) the amount of any reserves reflected on the Balance Sheet in respect of such Proceeding and (y) the aggregate coverage provided for under any insurance policy of the Company or such Subsidiary in respect of such Proceeding, or (B) any Proceeding challenging any of the transactions contemplated by this Agreement;

(xx)     other than (A) employment arrangements with employees, officers and directors of the Company or any of its Subsidiaries, which arrangements are governed by Sections 5.01(b)(v) and 5.01(b)(viii) or (B) Contracts with Representatives who are not directors, managers, officers or employees of the Company or its Subsidiaries, enter into, modify or amend any Related Party Transaction (except as required pursuant to Section 5.09);

(xxi)    other than in the Ordinary Course of Business, enter into, amend in any material respect or terminate (other than allowing expiration according to its scheduled term, including by failing to renew) any Material Contract (or any contract that would constitute a Material Contract if in effect as of the date hereof);

(xxii)   make any material change to any accounting method or system of internal accounting control, except (A) as may be appropriate to conform to changes in regulatory accounting requirements, GAAP or other Applicable Law or (B) in the ordinary course of business;

(xxiii)  cancel (except if being replaced) any insurance coverage or, subject to reasonable cost, reduce any such coverage; or

(xxiv)  authorize, or commit or agree to do, anything prohibited by this Section 5.01(b);

provided that, notwithstanding anything to the contrary contained herein,

(1)    nothing in this Agreement shall prevent the Company or any of its Subsidiaries from taking or failing to take any action, including the establishment of any policy, procedure or protocol, in each case, to the extent necessary (as reasonably determined by the Company after providing Buyer reasonable advance notice thereof) to respond to COVID-19 or comply with any COVID-19 Measures and (x) no such actions or failure to take such actions shall be deemed to violate or breach this Agreement in any way, (y) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such actions or failure to take such actions shall serve as a basis for Buyer to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied;

(2)    nothing in this Agreement shall restrict the Company or its Affiliates’ ability, in each case, (A) to declare and pay cash dividends or cash distributions (but not dividends or distributions in kind) upon the Equity Interests or other equity interests of the Company’s Subsidiaries, in each case subject to Applicable Law; provided that the Company may not declare or pay any such dividends in the five (5) Business Days prior to Closing without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (B) prior to the Calculation Time, to repay or settle any indebtedness for borrowed money of the Company or any of the Company’s Subsidiaries with payment prior to the Calculation Time or (C) subject to Section 5.09, to settle or otherwise eliminate balances and terminate agreements between any Seller or any of Affiliate of any Seller, on the one hand, and the Company or any of its Subsidiaries, on the other hand, in each case without any continuing liability (including any Tax liability) on the part of the Company or any of its Subsidiaries; provided that, in the case of each of clauses (A) – (C), after giving effect to such payments, repayments and/or settlements, the Company and its Subsidiaries remain solvent and are able to meet their respective payment obligations in the Ordinary Course of Business and such payments, repayments and/or settlements do not disrupt in any material respect the normal course operations of their respective businesses; and

(3)    the parties acknowledge and agree that an e-mail from one or more of the following individuals (or such other persons as Buyer may specify by notice to the Company) specifically referencing this Section 5.01(b) and expressly granting consent shall constitute a valid form of consent of Buyer for all purposes under this Section 5.01(b): Molly Drake (MDrake@masterbrand.com).

(c)      Prior to the Closing, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, take or agree to take (or omit to take or agree to omit to take) any action (including any action (whether by merger, consolidation or otherwise) to acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, Person or division or part thereof, or any securities or collection of assets, including entering into (or agreeing to enter into) any letter of intent, agreement in principle or definitive agreement for the acquisition, purchase, lease or license thereof) that would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent of any Governmental Authority necessary to consummate the Merger or any of the other transactions contemplated hereby or the expiration or termination of any applicable waiting period under the HSR Act or any other applicable Antitrust Law, (ii) materially increase the risk of any Governmental Authority entering an Order to prevent, prohibit, restrict or delay the consummation of the Merger or any of the other transactions contemplated hereby, (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise, (iv) prevent, prohibit, restrict or materially delay the satisfaction of the conditions set forth in Section 8.01 of this Agreement or the consummation of the transactions contemplated hereby or (v) otherwise prevent, prohibit, restrict or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

Section 5.02.    Access to Information.  (a) From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Section 9.01, and subject to Applicable Law and the Confidentiality Agreement, the Company shall, and shall cause its Subsidiaries to, (i) give Buyer and its Representatives reasonable access to the properties, facilities employees and independent accountants of the Company and its Subsidiaries, (ii) furnish to Buyer and its Representatives such financial and operating data, books, records and other information relating to the Company and its Subsidiaries as such Persons may reasonably request and (iii) instruct its employees, independent accountants, counsel and financial advisors to cooperate with Buyer in its reasonable investigation of the Company and its Subsidiaries; provided that (A) such access shall occur solely during normal business hours in such manner as not to interfere unreasonably with the conduct of the business of the Company or any of its Subsidiaries, and (B) Buyer and its Representatives shall have no right to perform environmental sampling or testing or other invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries.

(b)      For a period of six years after the Closing Date, and subject to Applicable Law, Buyer shall, and shall cause the Surviving Company and each of its Subsidiaries to, afford promptly to the Seller Representative and its Representatives reasonable access to the properties, facilities, books, records, employees and auditors of the Surviving Company and its Subsidiaries, and will instruct such employees and auditors to cooperate with such persons, in each case to the extent reasonably necessary or desirable in order to determine any matter relating to any Seller’s rights and obligations hereunder or in connection with tax, regulatory, litigation, accounting, contractual or other legitimate matters; provided that such access shall occur solely during normal business hours in such manner as not to interfere unreasonably with the conduct of the business of the Surviving Company or any of its Subsidiaries.  The Seller Representative may share any confidential documents and information concerning the Surviving Company and its Subsidiaries provided to it pursuant to this Section 5.02 (collectively, “Confidential Information”) with any Seller or any of its Representatives, and each of the Seller Representative and the Sellers shall hold, and use commercially reasonable efforts to cause its Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Applicable Law or pursuant to any listing agreement with any national securities exchange to which any Seller or any such Affiliate or Representative is subject (but subject, to the extent practicable and permitted by Applicable Law, to prompt prior written notice to Buyer of such requirement such that Buyer may seek a protective order), all Confidential Information, except to the extent that such documents or information can be shown to have been (i) previously known on a nonconfidential basis by such Seller or any of its Representatives, (ii) publicly available through no fault of such Seller or (iii) later lawfully acquired on a nonconfidential basis by such Seller or any of its Representatives from sources other than Buyer or any of its Subsidiaries.

(c)      Notwithstanding anything to the contrary herein, nothing in this Section 5.02 shall require (i) any party to (A) provide information or documents that are competitively sensitive, are not in such party’s possession or control or do not relate to the Company or its Subsidiaries, (B) convert information or documents into a different format than the format in which such information or documents are held by such party or (C) provide access to (1) personnel records of any employee of the Company or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which, in such party’s good-faith opinion, is sensitive or the disclosure of which could subject any such party or any of their respective Affiliates to risk of liability or (2) information the disclosure of which, in such party’s good-faith opinion, (x) would conflict with confidentiality obligations to which such party or any of its Affiliates is bound or (y) would reasonably be expected to result in the forfeiture or waiver of any attorney-client or similar privilege; provided that, in the case of clauses (A) or (C), such party shall use commercially reasonable efforts to provide the requesting party (at the requesting party’s costs), to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in such consequences (including by designating any competitively sensitive information provided to the Sellers or its Representatives, Subsidiaries or Affiliates as “outside counsel only”) or (ii) such party’s independent accountants to make available to the requesting party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.

(d)      From the date hereof until the Closing Date, without the Company’s prior written consent (email to suffice, with such consent not to be unreasonably withheld, conditioned or delayed) and notwithstanding anything in this Agreement that may be deemed to the contrary, Buyer shall not, and shall cause its Affiliates not to, contact any customers, vendors or suppliers of, or other third parties having business relationships with, the Company or any of its Subsidiaries, other than in the ordinary course of Buyer’s or its Affiliates’ businesses where such contact does not relate to the Company or any of its Subsidiaries, this Agreement or the transactions contemplated hereby and is in any event conducted in compliance with the terms of the Confidentiality Agreement.

Section 5.03.    Consents.  From the date hereof until the Closing, Buyer and the Company shall use (and the Company shall cause its Subsidiaries to use) their respective commercially reasonable efforts to give all notices to and obtain at the earliest practicable date all consents and approvals (in each case, in a form reasonably satisfactory to Buyer) required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in any of Section 3.03, Section 3.04, or Section 4.03; provided, however, that (x) none of the Sellers, the Company or any of their respective Affiliates shall have any liability to Buyer or any of its Affiliates arising out of or relating to, and no condition set forth in Article 8 shall be deemed not to be satisfied due to, the failure to obtain any such consent or to comply with this covenant and (y) none of the Company or any of its Subsidiaries shall be required to pay or commit to pay any amount or to grant any accommodation to any Person from whom any such consent or approval may be sought.

Section 5.04.    Regulatory Approvals.

(a)      Each of Buyer, Merger Sub and the Company shall, and shall cause their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, including (i) making or causing to be made the registrations, declarations and filings required of such party under the HSR Act (collectively, “Antitrust Filings”) with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable and advisable after the date of this Agreement (in the case of the Notification and Report Form under the HSR Act, no later than ten (10) Business Days after the execution of this Agreement), and any filing fees associated therewith shall be paid by Buyer and such initial filings from Buyer, Merger Sub and the Company shall request early termination of any applicable waiting period under the HSR Act and any other applicable Antitrust Law, (ii) not withdrawing or refiling any filing or extending any waiting period under the HSR Act or any other applicable Antitrust Law or entering into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) subject to Applicable Law, furnishing to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement, (iv) responding as promptly as reasonably practicable to any inquiries received from, and supplying as promptly as reasonably practicable any additional information or documentation that may be requested by, the Antitrust Division of the DOJ, the FTC or any other Governmental Authority in respect of such Antitrust Filings, this Agreement or the transactions contemplated hereby, (v) subject to Applicable Law, promptly notifying the other party of any material communication between such party and the FTC, the DOJ or any other Governmental Authority in respect of any Antitrust Filings or any inquiry or Proceeding relating to this Agreement or the transactions contemplated hereby and of any material communication received or given in connection with any Proceeding by a private party relating to the transactions contemplated hereby, (vi) subject to Applicable Law, discussing with and permitting the other party (and its counsel) to review in advance, and considering in good faith the other party's reasonable comments in connection with, any Antitrust Filing or communication to the FTC, the DOJ or any other Governmental Authority or, in connection with any Proceeding by a private party to any other Person, relating to any Antitrust Filing or inquiry or Proceeding relating to this Agreement, or the transactions contemplated hereby, (vii) not participating or agreeing to participate in any substantive meeting, telephone call or discussion with the FTC, the DOJ or any other Governmental Authority in respect of any Antitrust Filing, investigation or inquiry relating to this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting, telephone call or discussion, (viii) subject to Applicable Law, furnishing the other party promptly with copies of all correspondence, filings and communications between such party and its Affiliates, on the one hand, and the FTC, the DOJ or any other Governmental Authority or members of their respective staffs, on the other hand, with respect to any Antitrust Filing, inquiry or Proceeding relating to this Agreement or the transactions contemplated hereby, and (ix) acting in good faith and reasonably cooperating with the other party in connection with any Antitrust Filings and in connection with resolving any investigation or inquiry of any such agency or other Governmental Authority under the HSR Act or any other Antitrust Law with respect to any such Antitrust Filing, this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the Buyer or the Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Section 5.04 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient party, and the recipient party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other representatives of the recipient party, unless express written permission is obtained in advance from the disclosing party. Buyer shall be responsible for paying all filing fees under the HSR Act and any other Applicable Laws relating to antitrust or competition with respect to the transactions contemplated by this Agreement. 50% of all reasonable and documented, out-of-pocket fees and expenses incurred by the Company, the Sellers or any of their respective Affiliates in connection with securing clearance under the HSR Act (including, but not limited to, all fees and expenses of any litigation related thereto), to the extent such fees and expenses were incurred by the Company, the Seller or their respective Affiliates on or after the date the parties receive a request for additional information and documentary material (i.e., a “second request”) from the Federal Trade Commission or U.S. Department of Justice in connection with the transactions contemplated hereby shall be borne by Buyer and reimbursed to the Company, the Sellers or their respective Affiliates, as applicable, on a monthly basis, as incurred as promptly as practicable and in any event within 30 calendar days of being invoiced therefor; provided that Buyer’s liability under this sentence shall in no event exceed $10 million in the aggregate (i.e., 50% of $20 million in aggregate fees and expenses incurred by the Company, the Sellers or any of their respective Affiliates). Notwithstanding anything to the contrary in this Section 5.04, Buyer shall be entitled to (i) determine such strategy and timing for obtaining any clearances required under applicable Antitrust Laws, in each instance, after consulting with and considering in good faith comments and advice of the Company (and its counsel) and (ii) take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances required under applicable Antitrust Laws.

(b)     In furtherance and not in limitation of the foregoing, Buyer shall, and shall cause its Affiliates to, take any and all steps necessary to (i) resolve, avoid or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated hereby under any Antitrust Law and (ii) avoid the entry of, effect the dissolution of, or have vacated, lifted, reversed, overturned or terminated, any Order (whether temporary, preliminary or permanent) that would prevent, prohibit, restrict or delay the consummation of the Merger or any of the other transactions contemplated hereby, so as to enable the parties hereto to close the transactions contemplated hereby as promptly as reasonably practical (and in any event prior to the End Date).  Without limiting the foregoing, Buyer shall, and shall cause its Affiliates to, propose, negotiate, commit to and effect, by consent decree or otherwise take or commit to take actions that after the Closing Date would limit Buyer's and its Affiliates' freedom of action with respect to one or more of the assets, properties, businesses, product lines or services of the Company or Buyer or any interest or interests therein (each a “Regulatory Concession”). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require or obligate Buyer (1) to hold separate, sell, divest, dispose of or license, any of the assets, properties, businesses, product lines or services of the Company or Buyer or any interest or interests therein or otherwise take or commit to do the foregoing, or (2) to propose, commit to or effect any Regulatory Concession that, individually or in the aggregate, (A) would have a material adverse effect on the Company or on the Buyer (with, in the case of this clause (2)(A), material adverse effect being measured based on the relevant standard under Applicable Law by reference to, and taking into account the size of, the Company (and not Buyer)) or (B) is not conditioned upon the consummation of the Closing. If requested by Buyer, the Company shall agree to any Regulatory Concession; provided that (i) none of the Sellers or any of their respective Affiliates shall be required to make or agree to any Regulatory Concession and (ii) neither the Company nor any of its Subsidiaries shall be required to make or agree to any Regulatory Concession that is not conditioned upon consummation of the Closing.  In addition, Buyer shall, and shall cause its Affiliates to, defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, effect the dissolution of, or have vacated, lifted, reversed, overturned or terminated, any Order (whether temporary, preliminary or permanent) that would prevent, prohibit, restrict or delay the consummation of the Merger or any of the other transactions contemplated hereby.

Section 5.05.    Further Assurances.  Subject to Section 5.03 and Section 5.04, the Company shall and shall cause its Subsidiaries to and, after the Closing, Buyer shall cause the Company and each of its Subsidiaries to, execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 5.06.    Confidentiality.  Buyer acknowledges that the information provided to it in connection with this Agreement and the Transaction Documents contemplated hereby and the transactions contemplated hereby and thereby is subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.  If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except that Buyer and the Company hereby agree that the term thereof shall be extended to the date that is three years from the date of such termination.

Section 5.07.    Indemnification, Exculpation and Insurance.  (a) Buyer shall cause the Surviving Company, and the Surviving Company hereby agrees, that for six years after the Closing, the Surviving Company shall indemnify and hold harmless all Persons who at or prior to the Closing were directors, managers or officers of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Closing, and shall advance reasonable and reasonably documented out-of-pocket expenses to Indemnified Persons in respect of any claims, actions, suits or other Proceedings relating to any such acts or omissions, in each case to the fullest extent provided under the governing documents of the Company or its Subsidiaries, as applicable, in effect on the date hereof; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Applicable Law.  Buyer hereby agrees that the Surviving Company is the indemnitor of first resort (i.e., its obligations to any Indemnified Person under this Agreement are primary and any obligation of any Seller or any Affiliate thereof to provide indemnification or advancement of expenses for the same matters are secondary), and if any Seller or any Affiliate thereof pays any amount otherwise indemnifiable under this Section 5.07 to any Indemnified Person, then such Seller or Affiliate thereof shall be subrogated to the rights of the Indemnified Person hereunder with respect to such payment, and the Surviving Company shall reimburse such Seller or Affiliate thereof for such payment.

(b)      Buyer agrees that (i) the governing documents of the Surviving Company and each Subsidiary of the Surviving Company after the Closing shall contain provisions with respect to indemnification, exculpation from liability and advancement of expenses that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the governing documents of the Company and its Subsidiaries in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Closing in any manner that would adversely affect the rights thereunder of any Indemnified Person, except to the extent that such modification is required by Applicable Law and (ii) all rights to indemnification as provided in any indemnification agreements between the Company or any of its Subsidiaries, on the one hand, and any Indemnified Person, on the other hand, as in effect and made available to Buyer on or before the date hereof, with respect to matters occurring at or prior to the Closing shall survive the Closing in accordance with their terms.

(c)      At or prior to the Closing, the Company shall purchase or cause to be purchased, at the sole cost and expense of Buyer and in reasonable consultation with Buyer, non-cancellable extensions of the Company’s and its Subsidiaries’ existing directors’ and officers’ liability and fiduciary liability insurance policies in effect as of the date hereof (such extensions collectively, the “D&O Tail Policy” and such existing insurance policies the “Existing Insurance”), which shall (i) cover the Company, its Subsidiaries and the Indemnified Persons, (ii) be for a claims reporting or discovery period of at least six years from and after the Closing with respect to any claim related to any period or time at or prior to the Closing, (iii) be from the Company’s current insurance carrier(s) with respect to such coverage or an insurance carrier(s) with the same or better AM Best financial strength rating and (iii) have terms, conditions, retentions and limits of liability that are no less favorable to the insureds thereunder than the coverage provided under the Existing Insurance with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against the beneficiaries thereof by reason of their having served in such capacity that existed or occurred at or prior to the Closing (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Buyer be required to expend for the D&O Tail Policy an aggregate premium in excess of 300% of the aggregate premium amount per annum for the Existing Insurance; provided, further, that if the aggregate premium for the D&O Tail Policy exceeds such amount or the D&O Tail Policy is not available, then the Company shall be obligated to obtain a D&O Tail Policy with the greatest coverage available, with respect to matters occurring prior to the Closing, for a cost not exceeding such amount.

(d)      If Buyer, the Surviving Company or any of its Subsidiaries (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall ensure that proper provision shall be made so that such continuing or surviving entity or transferee of such assets, as the case may be, assumes the obligations set forth in this Section 5.07.

(e)      The rights of each Indemnified Person under this Section 5.07 shall be in addition to any rights such Person may have under Applicable Law or under any agreement with the Company or any of its Subsidiaries.  This Section 5.07 is intended to benefit any individual referenced in this Section 5.07 or indemnified hereunder (and his or her respective heirs, successors and assigns), each of whom may enforce the provisions of this Section 5.07 (whether or not he or she is a party to this Agreement).

Section 5.08.     Publicity.  None of the Company, Buyer or any of their respective Affiliates shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by Applicable Law or by the applicable rules of any stock exchange on which such Person or its Affiliates lists securities (in which case the party required to make such release or announcement shall use its commercially reasonable efforts consistent with Applicable Law to consult with the other party (and consider in good faith such other party's comments) with respect to the text thereof).

Section 5.09.     Related Party Transactions.  Prior to the Closing, other than the Related Party Transactions listed on Section 5.09 of the Company Disclosure Schedule, the Sellers and the Company shall cause all Related Party Transactions to be terminated, settled and extinguished, without further liability to the Company or its Subsidiaries or Buyer, and shall deliver to Buyer at or prior to the Closing reasonably satisfactory evidence thereof.

Section 5.10.    Financing Cooperation.  From the date hereof until the Closing Date, the Company shall and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause each of its Representatives to, at Buyer's sole expense, provide any reasonable cooperation reasonably requested by Buyer in writing in connection with the arrangement of any debt financing, including senior unsecured notes and senior secured notes (each, a “Financing”); provided, that such requested cooperation with respect to this Section 5.10 does not unreasonably or materially interfere with the ongoing operations of the Company and its Subsidiaries. The parties hereto agree that any information with respect to the prospects, projections and plans for the business and operations of the Company and its Subsidiaries in connection with any Financing will be the sole responsibility of Buyer, and none of the Company, any of its Subsidiaries or any of their respective Representatives shall be required to provide any information or make any presentations with respect to capital structure, the incurrence of any Financing, other pro forma information relating thereto or the manner in which Buyer intends to operate, or cause to be operated, the business of the Company or its Subsidiaries after the Closing. Nothing contained in this Section 5.10 or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be a borrower, an issuer, a guarantor or other obligor with respect to any Financing.  For the avoidance of doubt, the Parties acknowledge that a breach by the Company of this Section 5.10 shall not result in the failure of any conditions to Closing in Article 8. Buyer shall indemnify and hold harmless the Company, its Subsidiaries, their Affiliates or their or their Affiliates’ respective Representatives from and against all losses, damages, claims, or reasonable and documented out-of-pocket costs or expenses incurred by the Company, its Subsidiaries, their Affiliates or their or their Affiliates’ respective Representatives in connection with the arrangement of, and assistance with, the Financing and any information utilized in connection therewith or otherwise arising from the Financing, including their compliance with this Section 5.10 and any information (other than historical information relating to the Company and its Subsidiaries) used in connection therewith; provided that the foregoing indemnity will not apply to any loss, damage, claim, cost or expenses that arises from the willful misconduct or gross negligence of the Company, any of its Subsidiaries, any of their Affiliates or any of their or their Affiliates’ respective Representatives.

ARTICLE 6
EMPLOYEE MATTERS

Section 6.01.    Maintenance of Compensation and Benefits.  From and after the Closing, until at least the end of the 12-month period immediately following the Closing Date (or if earlier, the date of the employee's termination of employment), the Buyer agrees to provide, or shall cause the Company and its Subsidiaries to provide, each employee who continues in the employment of the Company and its Subsidiaries after the Closing (each, a “Continuing Employee”) with (a) base salary and annual target cash bonus opportunity that are each no less favorable than the base salary and annual target cash bonus opportunity provided to the Continuing Employee immediately prior to the Closing; (b) other compensation and employee benefits (excluding base salary, annual bonus, non-qualified deferred compensation, severance, equity or equity-based incentives, long-term cash incentives, retention, sign-on, change in control bonuses, defined benefit pension and retiree medical or welfare benefits) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the Closing; and (c) severance protections and benefits no less favorable to such Continuing Employee than those provided by Buyer to similarly situated employees of Buyer.

Section 6.02.    Buyer Employee Plans.

(a)      From and after the Closing, the Buyer shall, or shall cause one of its Affiliates to, cause each employee benefit plan, program or arrangement maintained or contributed to by the Buyer or such Affiliate after the Closing Date and in which any Continuing Employee is eligible to participate to treat the prior service of such Continuing Employee with the Company and its Subsidiaries as service rendered to the Buyer or such Affiliate for all purposes of such employee benefit plan, program or arrangement of the Buyer or its Affiliates (other than for purposes of benefit accrual under a defined benefit plan or eligibility for retiree medical and insurance benefits of the Buyer or its Affiliates), except to the extent that recognition of such prior service would result in a duplication of benefits or such service was not credited under a comparable Employee Plan in effect immediately prior to the Closing.

(b)      Subject to the terms of the applicable plans of the Buyer and its Affiliates, from and after the Closing, with respect to any Continuing Employee, the Buyer shall, or shall cause its applicable Affiliate to, use commercially reasonable efforts to (i) waive any limitation on health and welfare coverage of such Continuing Employee due to pre-existing conditions and/or waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health and welfare plan of the Buyer or such Affiliate to the extent such Continuing Employee is covered under a health and welfare benefit plan maintained by the Company and its Subsidiaries immediately prior to the Closing Date and (ii) credit each Continuing Employee with all deductible payments, co-payments and co-insurance paid by such Continuing Employee and covered dependents under the medical employee benefit plan of the Company and its Subsidiaries prior to the Closing Date during the plan year in which the Closing occurs for the purpose of determining the extent to which any such Continuing Employee and his or her dependents have satisfied their deductible and whether they have reached the out-of-pocket maximum under any medical plan maintained by the Buyer or such Affiliate for such plan year.

Section 6.03.     401(k) Plan.

(a)        If requested by the Buyer at least ten (10) Business Days prior to the Closing Date, the Company shall take all actions necessary to cause the Supreme Cabinetry Brands Retirement Plan (the “Company 401(k) Plan”) to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. If such request to terminate the Company 401(k) Plan is made, the Company shall provide the Buyer with evidence that the Company 401(k) Plan has been terminated (effective no later than immediately prior to the Closing Date and contingent on the Closing) pursuant to resolutions of Company or its applicable Subsidiary.  The form and substance of such resolutions shall be subject to prior review and reasonable comment by the Buyer.

(b)      If the Company 401(k) Plan is terminated, the Buyer shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Buyer or one of its Affiliates (the “Buyer 401(k) Plan”) that will cover eligible Continuing Employees effective as of, or as soon as administratively practicable following, the Closing Date, but not later than the thirtieth (30th) day following the Closing Date.  In connection with the termination of the Company 401(k) Plan, the Buyer shall cause the Buyer 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default) of each Continuing Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code.

Section 6.04.    Other. Nothing in this Article 6, whether express or implied, shall (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan, (ii) prohibit the Company and its Subsidiaries, the Buyer or any of their respective Affiliates from amending or terminating any Employee Plan or other employee benefit plan, (iii) obligate the Company and its Subsidiaries, the Buyer or any of their respective Affiliates to retain the employment or service of any particular employee or other service provider or (iv) confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and permitted assignees.

Section 6.05.    Section 280G Matters.

(a)      Prior to the Closing Date, but in no event later than five (5) days prior to the Closing Date, the Company shall (i) request from each individual who is, or could reasonably be expected to be as of the Closing, a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code) (each, a “Disqualified Individual”) of the Company or any of its Subsidiaries who has a right to any payment and/or benefit as a result of the transactions contemplated by this Agreement (not taking into account any arrangements entered into at the direction of Buyer unless such arrangements are provided to the Company at least ten Business Days prior to Closing) that would, or could reasonably be expected to, constitute a “parachute payment” (as defined in Section 280G(c) of the Code) an irrevocable waiver of such Disqualified Individual's rights to the portion of such parachute payment that exceeds (x) three times such individual's “base amount” within the meaning of Section 280G(b)(3) of the Code less (y) one dollar (collectively, the “Excess Parachute Payments”) unless such Excess Parachute Payments are not subsequently approved pursuant to a stockholder vote in accordance with the requirements of Section 280G(b)(5)(B) of the Code and Treasury Regulations § 1.280G-1 thereunder (the “280G Stockholder Approval Requirements”); and (ii) seek stockholder approval in a manner intended to satisfy the 280G Stockholder Approval Requirements in respect of the Excess Parachute Payments payable to any such Disqualified Individual.

(b)      Prior to delivery to the stockholders and Disqualified Individuals of documents in connection with the stockholder approval contemplated under Section 6.05(a), the Company shall provide the Buyer and its counsel (i) its Section 280G calculations, including the assumptions used to make the calculations and (ii) a reasonable opportunity to review such information and provide comment on such documents to be delivered to the stockholders and Disqualified Individuals in connection with the stockholder vote, and the Company agrees to accept or address in good faith all reasonable comments that are timely provided by Buyer. Prior to the Closing, the Company shall deliver to the Buyer evidence that (A) a stockholder vote was solicited in accordance with this Section 6.05 and the requisite stockholder approval was obtained with respect to any Excess Parachute Payments that were subject to the stockholder vote (the “280G Approval”), or (B) the 280G Approval was not obtained and, as a consequence, that such Excess Parachute Payments shall not be made or provided, pursuant to the waivers of those Excess Parachute Payments that were executed by the affected Disqualified Individuals.

Section 6.06.    Equity Incentive Plan.  Prior to the Closing, the Company shall take all actions necessary to terminate the Dura Investment Holdings, LLC, Equity Incentive Plan effective as of the Closing, such that as of the Closing no Profits Interest Awards shall remain outstanding.

ARTICLE 7
TAX MATTERS

Section 7.01.    Tax Treatment.  The parties agree that, for U.S. federal and applicable state and local income tax purposes and in accordance with Situation #2 in Revenue Ruling 99-6, 1999-1 C.B. 432, the transactions contemplated by this Agreement will be treated (i) with respect to Sellers, as a sale of their Company Equity Interests and (ii) with respect to Buyer, as a purchase of all of the assets and an assumption of all of the liabilities of the Company, and the parties shall report the purchase and sale on all U.S. federal and applicable state and local income Tax Returns consistent with such treatment.

Section 7.02.    Tax Returns.  The Seller Representative shall cause the Company to prepare and timely file all income Tax Returns for the Company that are required to be filed after the Closing Date. No later than 30 days prior to filing any such Tax Return, the Seller Representative shall submit such Tax Return to the Buyer for its review and comment and shall consider in good faith any reasonable comments provided by the Buyer.

Section 7.03.    Assistance and Cooperation.  From and after the Closing, the Seller Representative, the Company and Buyer shall (and the Company shall cause each of its Subsidiaries to) cooperate fully with one another, as and to the extent reasonably requested by any party to this Agreement, and at the requesting party's own expense, in connection with the preparation and filing of Tax Returns for any taxable periods or portions thereof ending on or prior to the Closing Date for the Company or any of its Subsidiaries and any audit, litigation or other proceeding with respect to Taxes for the Company or any of its Subsidiaries for any taxable period or portion thereof ending on or prior to the Closing Date.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding. For the avoidance of doubt, from and after the Closing, the Buyer shall have the right to assume the conduct and control of any audit, litigation or other proceeding with respect to Taxes for the Company or any of its Subsidiaries, other than any such audit, litigation or other proceeding of the Company for which an election pursuant to Code Section 6226 has been or is expected to be made as required by Section 7.06.

Section 7.04.    Transaction Tax Deductions.  The parties agree that any Transaction Tax Deductions shall be reported as deductions of the Company or the applicable Company Subsidiary, as the case may be, in a Pre-Closing Tax Period to the maximum extent permitted under applicable Law.

Section 7.05.    Apportionment of Taxes.  For all purposes of this Agreement, all Taxes and Tax liabilities with respect to the Company and its Subsidiaries that relate to a Straddle Period shall be (A) in the case of all real property and other ad valorem taxes, apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, based on the number of days in such Straddle Period included in the Pre-Closing Tax Period and the number of days in such Straddle Tax Period included in the Post-Closing Tax Period and (B) in the case of all other Taxes, apportioned between the Pre-Closing Tax Period, on the one hand, and the Post-Closing Tax Period, on the other hand, on a “closing of the books” basis as though such taxable period terminated as of the close of business on the Closing Date.

Section 7.06.    Post-Closing Actions.  From and after the Closing and until the Final Purchase Price has been determined pursuant to Section 2.05, Buyer shall not, and shall cause the Company and its Subsidiaries not to, make any Tax election, amend any Tax Return or waive or extend any statute of limitations for the assessment or collection of Taxes, or engage in any discussions (or make any filings) with any Taxing Authority in connection with any voluntary disclosure with respect to Taxes, in each case, with respect to any Pre-Closing Tax Period or Straddle Period, without the prior written consent of the Seller Representative (not to be unreasonably withheld, conditioned, or delayed).  Buyer shall not, and shall not permit any of its Affiliates (including the Company or any of its Subsidiaries) to take any action outside of the Ordinary Course of Business on the Closing Date after the Closing. The Parties agree that the Company shall make an election to apply the procedure described in Code Section 6226 (and any corresponding procedure under state or local income Tax Law) with respect to any audit of any taxable period ending on or prior to the Closing Date to the extent permitted by Applicable Law.

Section 7.07.    Transaction Tax Deductions.

(a)      As promptly as possible, and in any event within twenty-one (21) calendar days following the date hereof, the Company shall prepare in good faith and provide Buyer with a draft schedule of the Transaction Tax Deductions that the Company proposes to be taken into account in the calculation of the Accrued Income Tax Amount (which schedule shall include the entity that is expected to be entitled to the deduction, and an estimate of the amount thereof) (the “Draft TTD Schedule”), together with any supporting documentation that Buyer may reasonably request. The parties agree that only items of expense or loss that are “more likely than not” deductible by Supreme Cabinetry Brands, Inc. or its Subsidiaries in a pre-Closing Tax period shall be included for this purpose. Buyer may, within five (5) Business Days after receipt of the Draft TTD Schedule, deliver written notice to the Company if it disagrees in good faith with any item thereon.  In the event the Buyer delivers such written notice within such period, the disputed item(s) shall promptly be submitted to the Accounting Referee for resolution in accordance with the procedures set forth in Section 2.05, mutatis mutandis; provided that the parties shall simultaneously work together in good faith to reach agreement on the disputed items, and in the event the parties are able to reach such agreement within ten (10) days following Buyer’s delivery of notice, such agreement shall be binding (and the Accounting Referee shall not resolve such disputed item). The parties agree that only items of expense or loss that are agreed upon by the parties, or that the Accounting Referee has determined are deductible at a “more likely than not” standard by the applicable entity, shall be taken into account in calculating the Accrued Income Tax Amount for purposes of determining Indebtedness in the Closing Statement and the Final Purchase Price. To the extent a dispute is ongoing at the time the Estimated Closing Statement is delivered to Buyer pursuant to Section 2.05, the Company shall include an amount of estimated Indebtedness in the Estimated Closing Statement that reflects the amounts in the Draft TTD Schedule, adjusted as appropriate by the Company after taking into account any amounts of Transaction Tax Deductions actually agreed between Buyer and the Seller Representative in accordance with this Section 7.07 on or prior to that time.  The parties hereto further agree that the amount of Transaction Tax Deductions shall be deemed to have been “finally determined” for purposes of this Section 7.07 (and for all other purposes where such phrase is used in this Agreement with respect to Section 7.07) once all items of expense or loss with respect to the calculation of Transaction Tax Deductions in accordance with Section 7.07 have either been (x) agreed upon by the parties or (y) determined by the Accounting Referee to be (or not to be, as the case may be) deductible at a “more likely than not” standard by the applicable entity (with any other items of expense or loss on the Draft TTD Schedule having been agreed by the parties not to meet this standard, if applicable, or determined by the Accounting Referee not to meet this standard, if applicable). The fees, costs and expenses of the Accounting Referee pursuant to this Section 7.07 shall be borne 100% by Buyer.

(b)      For the sake of clarity, if and to the extent that the amount of Transaction Tax Deductions has not been finally determined in accordance with Section 7.07 prior to the Closing Date, then the Escrow Amount shall be $4,500,000 for purposes of Closing.  Thereafter, in such case, when the amount of Transaction Tax Deductions has been finally determined in accordance with Section 7.07, then promptly thereafter, but in any event within five (5) Business Days thereof, Buyer and Seller Representative shall provide a Joint Release Instruction (as defined in the Escrow Agreement) to the Escrow Agent (A) if the TTD Differential is a positive number, instructing the Escrow Agent to release to Seller Representative (for distribution for the benefit of Sellers) an amount in cash from the TTD Escrow Account that is equal to $2,000,000 (plus all interest thereon earned pursuant to the Escrow Agreement), (B) if the TTD Differential is greater than negative $2,000,000 and less than zero, instructing the Escrow Agent to release to (x) Seller Representative (for distribution for the benefit of Sellers) as promptly as practicable thereafter and otherwise in accordance with the Escrow Agreement an amount in cash from the TTD Escrow Account that is equal to the excess of $2,000,000 (plus all interest thereon earned pursuant to the Escrow Agreement) minus the TTD Differential (expressed as a positive number) and (y) Buyer an amount in cash equal to the remaining funds in the TTD Escrow Account; and (C) if the TTD Differential is equal to or less than negative $2,000,000, instructing the Escrow Account to release all funds in the TTD Escrow Account to Buyer.  The “TTD Differential” shall equal the amount of Transaction Tax Deductions (for clarity, expressed as a positive number) as finally determined in accordance with this  Section 7.07 minus the amount of Transaction Tax Deductions (for clarity, expressed as a positive number) as reflected on the Estimated Closing Statement (which difference may be positive or negative). All payments pursuant to this Section 7.07(b) shall be made as promptly as practicable and in accordance with the Escrow Agreement.

ARTICLE 8
CONDITIONS TO CLOSING

Section 8.01.    Conditions Precedent to Obligations of Buyer and Merger Sub.  The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions (any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by Applicable Law):

(a)      (i) each of the representations and warranties of the Company contained in Section 3.05(a) and Section 3.06 (but solely with respect to the Company’s Company Securities) shall in each case be true and correct, except for any de minimis in accuracies, as of the date hereof and as of the Closing, as if made at and as of the Closing (except for any such representations and warranties that are made only as of a specific date, which shall be true and correct, except for any de minimis in accuracies, only as of such date), (ii) each of the representations and warranties of the Company contained in Section 3.01, but solely with respect to the Company, Section 3.02, Section 3.03 (solely with respect to the Company's Organizational Documents), Section 3.05(b), Section 3.05(c) and Section 3.23 shall in each case be true and correct in all material respects, as of the date hereof and as of the Closing, as if made at and as of the Closing (except for any such representations and warranties that are made only as of a specific date, which shall be true and correct in all material respects only as of such date), (iii) the representations and warranties of the Company contained in Section 3.10(a)(i) shall be true and correct as of the date hereof and as of the Closing, as if made at and as of such time, and (iv) each of the other representations and warranties of the Company contained in Article 3 (in each case disregarding all materiality, Material Adverse Effect and similar qualifications contained therein) shall be true and correct as of the date hereof and as of the Closing, as if made at and as of such time (except for any such representations and warranties that are made only as of a specific date, which shall be true and correct only as of such date), with only such exceptions, in the case of this clause (iii), as would not have a Material Adverse Effect, and Buyer shall have received a certificate signed by an authorized officer of the Company certifying the foregoing in this clause (a);

(b)      the Company shall have performed and complied (or cured any failure to perform or comply) in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it prior to the Closing, and Buyer shall have received a certificate signed by an authorized officer of the Company certifying the foregoing in this clause (b);

(c)      there shall not be in effect any Order by a Governmental Authority of competent jurisdiction entered or issued after the date hereof that makes illegal, prohibits or prevents the consummation of the Closing;

(d)      the waiting period (and any extension thereof including any timing agreement with a Governmental Authority) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted; and

(e)      since the date hereof, there shall not have occurred a Material Adverse Effect that is continuing.

Section 8.02.    Conditions Precedent to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions (any or all of which may be waived by the Company, in whole or in part, to the extent permitted by Applicable Law):

(a)      (i) each of the representations and warranties of Buyer contained in Section 4.01, Section 4.02, Section 4.05, but solely with respect to Buyer's Organizational Documents, Section 4.06 and Section 4.09 shall in each case be true and correct in all material respects, as of the date hereof and as of the Closing, as if made at and as of such time (except for any such representations and warranties that are made only as of a specific date, which shall be true and correct in all material respects only as of such date), and (ii) each of the other representations and warranties of Buyer contained in Article 4 (in each case disregarding all materiality, Material Adverse Effect and similar qualifications contained therein) shall be true and correct as of the date hereof and as of the Closing, as if made at and as of the Closing (except for any such representations and warranties that are made only as of a specific date, which shall be true and correct only as of such date), with only such exceptions, in the case of this clause (ii), as would not prevent, impair or materially delay the ability of Buyer or Merger Sub to perform or comply with its obligations under this Agreement or to consummate the transactions required to be effected by Buyer and Merger Sub as contemplated hereby, and the Company shall have received a certificate signed by an authorized officer of Buyer certifying the foregoing in this clause (a);

(b)      Buyer and Merger Sub shall have performed and complied (or cured any failure to perform or comply) in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by Buyer and Merger Sub prior to the Closing, and the Company shall have received a certificate signed by an authorized officer of Buyer certifying the foregoing in this clause (b);

(c)      there shall not be in effect any Order by a Governmental Authority of competent jurisdiction entered or issued after the date hereof that makes illegal, prohibits or prevents the consummation of the Closing; and

(d)      the waiting period (and any extension thereof including any timing agreement with a Governmental Authority) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted.

Section 8.03.    Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in Section 8.01 or Section 8.02, as the case may be, to be satisfied if such failure was caused by such party’s breach of, or failure to comply with, any provision of this Agreement.

ARTICLE 9
TERMINATION

Section 9.01.      Termination of Agreement.  This Agreement may be terminated any time prior to the Closing as follows:

(a)      by either the Company or Buyer, if the Closing shall not have occurred on or before February 20, 2025 (the “End Date”); provided that (i) if, on the End Date, all of the conditions set forth in Article 8, other than conditions set forth in Sections 8.01(c) or 8.01(d) (to the extent relating to antitrust Laws) and those conditions that by their nature are to be satisfied on the Closing Date (if such conditions would be satisfied or validly waived were the Closing Date to occur at such time), shall have been satisfied or waived, then the End Date may be extended for all purposes hereunder by a period of three months by either Buyer or the Company by written notice to the other party  prior to the  End Date; provided further, that the right to terminate this Agreement pursuant to this Section 9.01(a) shall not be available to the Company or Buyer, as applicable, if the Closing not having occurred by such time was primarily due to the breach by such party of its obligations under this Agreement;

(b)      by mutual written consent of the Company and Buyer;

(c)      by either the Company or Buyer, if there shall be in effect a final and non-appealable Order by a Governmental Authority of competent jurisdiction entered after the date hereof prohibiting the consummation of the Closing contemplated hereby; provided that the right to terminate this Agreement pursuant to this Section 9.01(c) shall not be available to the Company or Buyer, as applicable, if the issuance of such Order primarily arises out of, or primarily results from, any material breach by such party of its obligations under this Agreement;

(d)      by Buyer, if (i) Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and (ii) any of the conditions set forth in Section 8.01(a) or Section 8.01(b) are incapable of fulfillment on or before the End Date (subject to a 30-day notice and cure right to the extent curable) or the breach by the Company giving rise to the failure of any such condition to be satisfied is incurable on or before the End Date; and

(e)      by the Company, if (i) the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and (ii) any of the conditions set forth in Section 8.02(a) or Section 8.02(b) is incapable of fulfillment on or before the End Date (subject to a 30-day notice and cure right to the extent curable) or the breach by Buyer giving rise to the failure of any such condition to be satisfied is incurable on or before the End Date.

Section 9.02.    Procedure upon Termination.  Any termination of this Agreement by Buyer, the Company or both pursuant to Section 9.01 shall be effected by the delivery of written notice thereof to the other party, in which case this Agreement shall terminate without further action by Buyer or the Company.

Section 9.03.    Effect of Termination.  If this Agreement is validly terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided, that the Confidentiality Agreement and the provisions of Section 5.06, Section 5.07, the last sentence of Section 5.10, this Section 9.03, Section 9.04, Article 1 and Article 11 shall survive such termination; provided, further, that, subject to Section 9.04 in all respects, the termination of this Agreement shall not relieve any party hereto from any liability for a willful breach of this Agreement (it being understood and agreed that Buyer’s failure to have sufficient immediately available funds at the Closing for the consummation of the transactions contemplated hereby is deemed a willful breach of this Agreement) (in which case, subject to Section 9.04 in all respects, the parties agree that damages may not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by a party’s equityholders (including, without limitation, in the case of the Company, the premium reflected in the Merger Consideration, which was specifically negotiated by the Board of Directors on behalf of the Sellers and taking into consideration all other relevant matters), which may be argued in such event to be damages of such party to be determined by a trier of fact); provided, however, that Seller Representative shall be entitled and shall have the exclusive right to pursue and recover on behalf of the Sellers damages (including damages that may be based on the consideration that would have otherwise been payable to holders of Company Equity Interests or that may be based on the loss of the economic benefit of the transaction to the Sellers) in the name of and on behalf of such Sellers in the event of any breach by Buyer or Merger Sub of this Agreement, which right is hereby acknowledged and agreed to by Buyer and Merger Sub. “Willful Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching party with the actual or constructive knowledge (which shall be deemed to include knowledge of facts that a person acting reasonably should have known, based on reasonable due inquiry) that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

Section 9.04.    Termination Fee and Related Matters.

(a)      If this Agreement is terminated by the Company pursuant to Section 9.01(c) (with respect to matters that are the subject of Section 5.04), Section 9.01(e) (solely to the extent of a covenant breach due to Buyer’s breach of Section 5.04) or Section 9.01(a), and, in each case, at the time of such termination, all of the conditions set forth in Section 8.01 (other than the condition set forth in Section 8.01(c) and Section 8.01(d) in each case solely with respect to matters that are the subject of Section 5.04) have been satisfied (or in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination or are not satisfied as a result of Buyer’s breach), then Buyer shall pay to the Company an amount in cash equal to $25,000,000 in immediately available funds (the “Buyer Termination Fee”) within five Business Days of such termination (or, in the case of a termination by Buyer pursuant to Section 9.01(a) or Section 9.01(c), prior to or concurrently with, and as a condition to, such termination).  Each of the parties hereto agrees, on behalf of itself and its respective Affiliates, successors and assigns, that (x) the liabilities and damages that may be incurred or suffered by the Company in circumstances in which the Buyer Termination Fee is payable are uncertain and difficult to ascertain, (y) the Buyer Termination Fee shall be deemed to be a payment of liquidated damages and not a penalty and such amount and payment represents a reasonable estimate of probable liabilities and damages incurred or suffered by the Company in these circumstances, and (z) such amount is not excessive or unreasonably large, given the parties’ intent and dealings with each other, and shall not be argued by any party to be or be construed as a penalty, and each party expressly waives any right to argue, assert or claim any of the foregoing in any dispute among the parties and/or any of their respective Affiliates, successors or assigns, arising out of this Agreement.

(b)      If the Buyer Termination Fee is payable under Section 9.04(a), (i) the Company’s receipt of Buyer Termination Fee in full shall be the sole and exclusive remedy of the Company against Buyer and Sponsor and their respective Related Parties and assignees (collectively, but excluding Buyer, the “Buyer Related Parties”) for any Losses suffered as a result of the failure of the Closing to be consummated or for a breach or failure to perform hereunder, and neither Buyer nor any Buyer Related Party shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (ii) the amount of Buyer Termination Fee is intended to serve as a cap on the maximum aggregate liability of Buyer and Buyer Related Parties in the event of such a termination; provided that the foregoing shall not limit the ability of the Company to recover reimbursement for costs and expenses or interest pursuant to Section 9.04(c) and any such reimbursement, indemnification or interest shall not reduce the amount of Buyer Termination Fee; provided, further, that nothing in this Section 9.04(b) shall restrict (A) the availability to the Company of any remedies in connection with fraud or willful breach, for which all applicable legal and equitable remedies (in addition to the recovery of Buyer Termination Fee) shall be available to the Company, or (B) the Company’s entitlement to seek and obtain specific performance as and to the extent permitted by Section 11.14, in lieu of and not in addition to the Buyer Termination Fee.

(c)      Buyer acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement.  Accordingly, if Buyer fails promptly to pay any amount due pursuant to this Section 9.04, it shall also pay any costs and expenses incurred by the Company in connection with enforcing this Agreement (including by legal action), together with interest on the amount of such unpaid fee, costs and expenses, at a rate per annum equal to 8% from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

ARTICLE 10
SELLER REPRESENTATIVE

Section 10.01.  Authorization of Seller Representative.  (a) From and after the Closing, by virtue of the Company's entry into this Agreement and without further action on the part of any Seller, GHK North Star Holdings LLC is hereby irrevocably appointed, authorized and empowered as the Seller Representative to act as a representative of the Sellers, and the exclusive agent and attorney-in-fact to act on behalf of the Sellers, in connection with the transactions contemplated hereby, which shall include the power and authority:

(i)        to execute and deliver the Escrow Agreement;

(ii)       to execute and deliver such amendments, modifications, waivers and consents in connection with this Agreement, the Escrow Agreement, and the consummation of the transactions contemplated hereby and thereby as the Seller Representative, in its sole discretion, determines to be necessary or desirable;

(iii)      to enforce and protect the rights and interests of the Sellers and the Seller Representative under this Agreement, the Escrow Agreement, or any Transaction Document, document, instrument or certificate referred to herein or therein or the transactions contemplated hereby or thereby, including (A) asserting, pursuing or instituting any Proceeding against Buyer, (B) investigating, defending, contesting or litigating any Proceeding initiated by Buyer and (C) negotiating, settling or compromising any Proceeding by or against Buyer, including, in each case, any Proceeding relating to the Purchase Price adjustment under Section 2.05; provided, that, for the avoidance of doubt, the Seller Representative shall not have any obligation to take any such action, and shall not have any liability for any failure to take any such action; and

(iv)      to make, execute, acknowledge and deliver all such Transaction Documents, documents, instruments or certificates, and, in general, to do any and all things and to take any and all other actions that the Seller Representative, in its sole and absolute discretion, determines to be necessary or desirable in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and any Transaction Document, document, instrument or certificate referred to herein or therein or the transactions contemplated hereby or thereby.

(b)      In connection with this Agreement, the Escrow Agreement and any Transaction Document, document, instrument or certificate referred to herein or therein or the transactions contemplated hereby or thereby, and in exercising or not exercising any or all of the powers conferred upon the Seller Representative hereunder, (i) the Seller Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other action or omission, other than liability directly resulting from the willful misconduct by the Seller Representative and (ii) the Seller Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other action or omission of the Seller Representative pursuant to such advice shall not subject the Seller Representative to liability to any Seller, other than where such reliance constitutes the willful misconduct of the Seller Representative.

(c)      From and after the Closing, the Seller Representative shall have the right to recover from, at its sole discretion, the Seller Representative Expense Fund and the Escrow Fund (solely out of any release of the amounts therein to the Sellers or Seller Representative on their behalf pursuant to terms and conditions of the Escrow Agreement) prior to the distribution of the Escrow Amount to the Sellers, (i) the Seller Representative's reasonable and documented out-of-pocket costs and (ii) any other costs, expenses, damages or other losses actually suffered by the Seller Representative, in each case arising out of or in connection with the actions or omissions of the Seller Representative in its capacity as the Seller Representative (collectively, “Seller Representative Losses”).  If the amount in the Seller Representative Expense Fund and the amount in the Escrow Fund available to the Seller Representative is insufficient to satisfy the Seller Representative Losses, as suffered or incurred, then each Seller shall indemnify, defend and hold harmless, severally and not jointly, in accordance with the portion of the Purchase Price received by such Seller as compared with the other Sellers as of such time, the Seller Representative against all Seller Representative Losses; provided, that if any such Seller Representative Losses are finally adjudicated to have directly resulted from the willful misconduct of the Seller Representative, the Seller Representative shall reimburse the Sellers the amount of such indemnified Seller Representative Losses to the extent attributable to such willful misconduct.  In no event shall the Seller Representative be required to advance its own funds on behalf of the Sellers or otherwise, except to the extent that the Seller Representative is required to do so hereunder in its capacity as a Seller.  In the event of any indemnification obligation under this Section 10.01(c), upon written notice from the Seller Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Seller Representative full payment of its ratable share of the amount of such deficiency, in accordance with the portion of the Purchase Price received by such Seller as compared with the other Sellers as of such time.

(d)      The Seller Representative may resign at any time, so long as the Sellers appoint a replacement or successor that is reasonably acceptable to Buyer effective as of the time of such resignation.  All of the indemnities, immunities and powers granted to the Seller Representative under this Agreement shall survive the Closing and the resignation of the Seller Representative.

(e)      After the Closing, Buyer and the Surviving Company shall have the right to rely upon all actions taken or omitted to be taken by the Seller Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be final and binding upon the Sellers, and Buyer shall not have any liability for any Seller Representative Losses or any actions taken or omitted to be taken in accordance with or in reliance upon actions of the Seller Representative, including in respect of the release or distribution of any amounts from the Escrow Fund.

(f)       The grant of authority provided for herein is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller.

ARTICLE 11
MISCELLANEOUS

Section 11.01.   Payment of Transfer Taxes.  All excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes incurred in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers.  Buyer and Seller Representative shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

Section 11.02.   Expenses.  Except as expressly provided herein, each party to this Agreement shall bear all fees, costs and expense incurred by such party in connection with the preparation, negotiation, execution and performance of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 11.03.   Entire Agreement.  This Agreement and the other Transaction Documents represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements among the parties respecting the transactions contemplated hereby.  The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in Contract pursuant to the express terms and provisions of this Agreement and the other Transaction Documents, and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement and/or any of the other Transaction Documents.

Section 11.04.   Amendments and Waivers.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 11.05.  Governing Law.  All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any claim or cause or action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

Section 11.06.  Jurisdiction and Venue.  Any Proceeding against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought exclusively in the Delaware Court of Chancery (unless the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”), and each of the parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Proceeding.  Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such litigation in any Chosen Court, (ii) any claim that any such Proceeding brought in any Chosen Court has been brought in an inconvenient forum and (iii) any claim that any Chosen Court does not have jurisdiction with respect to such Proceeding.  To the extent that service of process by mail is permitted by Applicable Law, each party irrevocably consents to the service of process in any such Proceeding in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein.

Section 11.07.  Notices.  All notices and other communications under this Agreement shall be in writing and shall be (a) delivered personally by hand (with written confirmation of receipt), (b) sent by overnight courier (with written confirmation of receipt) or (c) sent by electronic mail (“e-mail”), so long as a receipt of such e-mail is requested and received, and shall be given in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may hereafter specify by notice given to the other party pursuant to this provision):

If to the Company, to:

Supreme Cabinetry Brands, Inc.
300 Dura Drive
Howard Lake, MN 55349
Attention:  Anthony Sugalski
E-mail: tsugalski@durasupreme.com

If to the Seller Representative, to:

c/o GHK Capital Partners LP
28 Havemeyer Place, 3rd Floor
Greenwich, CT 06830
Attn: Gilbert H. Klemann
Email:gil.klemann@ghk.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:  John D. Amorosi
E-mail: john.amorosi@davispolk.com

If to Buyer or Merger Sub, to:

MasterBrand Cabinets LLC
c/o MasterBrand, Inc.
3300 Enterprise Parkway, Suite 300
Beachwood, OH 44122
Attention: Chief Legal Officer
E-mail: legal@masterbrand.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention: Marie L. Gibson
E-mail: marie.gibson@skadden.com

All such notices and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 11.08.  Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal or incapable of being enforced, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 11.09.  Binding Effect; Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as contemplated by Section 5.07, the last sentence of Section 5.10, Section 9.03, Section 9.04(b), Section 11.11, Section 11.15 and Section 11.16, nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except for (i) only following the Effective Time, the right of the Sellers to receive the Purchase Price (and all other amounts payable to them hereunder) and (ii) the rights of the Seller Representative on behalf of the Sellers to seek equitable relief or damages in accordance with Section 9.03 in the event of the breach or wrongful termination of this Agreement by Buyer or Merger Sub.

Section 11.10.  Assignment.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any party without the prior written consent of the other party hereto, and any attempted assignment without the required consents shall be void.

Section 11.11.  Non-Survival; Release; Exclusive Remedy; R&W Insurance Policy.  (a) The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall not survive the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to, at or after the Closing, on the part of any party or any of their respective Related Parties, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Closing (“Post-Closing Covenants”), which shall survive in accordance with their terms; provided that the covenants set forth in this Article 11 shall survive indefinitely or until the latest date permitted by Applicable Law.  Notwithstanding anything to the contrary elsewhere in this Agreement, nothing shall limit, modify or abridge any party’s rights, recourse or remedies in the event of Fraud .

(b)      Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations under this Agreement and any other Transaction Documents or in the event of Fraud, Buyer, on behalf of itself and each of its Related Parties and financing sources (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges each Seller and each of their respective former, current or future direct or indirect Affiliates, controlling Persons, members, general or limited partners, other equityholders, successors or assignees (or any former, current or future direct or indirect Affiliates, controlling persons, members, general or limited partners, other equityholders, successors or assignees of any of the foregoing) (collectively, the “Released Parties”) of and from any and all Losses and any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Companies, the Business, this Agreement or the transactions contemplated hereby or any actions taken or failed to be taken by any of the Released Parties in any capacity related to Companies or the Business occurring or arising on or prior to the Closing Date. The rights and claims waived by Buyer and its Affiliates include, without limitation, claims for contribution or other rights of recovery arising out of or relating to any Environmental Laws, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. From and after the Closing and notwithstanding any applicable statute of limitations, neither Buyer nor the Companies shall, and each of Buyer and the Companies shall cause their respective Affiliates not to, bring any action, suit or proceeding against Seller or its Affiliates, whether at law or in equity, with respect to any of the rights or claims waived and released by Buyer and the Companies (on behalf of itself and its Affiliates) hereunder. After the Closing, the R&W Insurance Policy, the Post-Closing Covenants and claims in respect of Fraud will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing shall limit Buyer’s rights under Section 2.05 of this Agreement or with respect to any Post-Closing Covenants.

(c)      If Buyer or any of its Affiliates obtains or binds a representations and warranties insurance policy with respect to any of the representations or warranties set forth in Article 3 of this Agreement (each, a “R&W Insurance Policy”), Buyer shall ensure that each such R&W Insurance Policy shall at all times provide that: (i) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller or any of its Related Parties, except in the case of Fraud, (ii) Seller and its Related Parties are third party beneficiaries of such waiver and (iii) Buyer shall have no obligation to pursue any claim against Seller or any of its Related Parties in connection with any Loss.

Section 11.12.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 11.13.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13.

Section 11.14.  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages or legal remedies, even if available, would not be an adequate remedy therefor.  Therefore, it is accordingly agreed that in addition to any other remedies at law or in equity, each party shall be entitled to equitable relief, including an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in the Chosen Courts, and appropriate injunctive relief may be applied for and granted in connection therewith.  Each of the parties hereto hereby waives (i) the defense that a remedy at law would be adequate and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.  The equitable remedies described in this Section 11.14 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue, other than the Buyer Termination Fee.

Section 11.15.  Legal Representation.  (a) Buyer waives and will not assert, and agrees to cause the Company and its Subsidiaries following the Closing to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of the Sellers or their respective Affiliates or any officer, employee or director of the Surviving Company or any of its Subsidiaries (any such Person, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby, by Davis Polk & Wardwell LLP or Fredrikson & Byron P.A. (each, a “Seller Legal Counsel”) which represented the Sellers, the Company or any of their respective Affiliates prior to the Closing in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (the “Current Representation”) whether or not such Seller Legal Counsel also advised a Designated Person on other matters.  Buyer represents that Buyer’s own attorney has explained and helped Buyer evaluate the implications and risks of waiving the right to assert a future conflict against any Seller Legal Counsel, and Buyer’s consent with respect to this waiver is fully informed.

(b)      Buyer acknowledges that any attorney-client privilege with respect to any communication between Seller Legal Counsel and any Designated Person occurring during the Current Representation shall be retained by the Sellers, and Buyer agrees that it will not assert, and will cause the Surviving Company and its Subsidiaries not to assert, any attorney-client privilege with respect to any such communication in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or, following the Closing, with any of the Surviving Company or any of its Subsidiaries.

(c)      In addition, if the Closing occurs, all of the client files and records in the possession of any Seller Legal Counsel related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) the Sellers.  In addition, Buyer (on behalf of itself and its Affiliates) agrees that it would be impractical to remove all attorney-client communications from the records (including e-mails and other electronic files) of the Company and its Subsidiaries.  Accordingly, Buyer will not, and will cause each of its Subsidiaries (including, after Closing, the Surviving Company and its Subsidiaries) not to intentionally access, use or disclose to any other person any pre-Closing attorney-client communication (or portion thereof) remaining in the records of the Surviving Company or any of its Subsidiaries after Closing in a manner adverse to the Sellers or any of its Affiliates (for the avoidance of doubt, unless such privilege has been waived by such Seller).

Section 11.16.   Non-Recourse.   Without limiting the rights or remedies of any party under this Agreement or any other Transaction Document or in the event of Fraud, against the parties hereto or thereto, (i) this Agreement may be enforced only against, and any action, litigation, suit or other proceeding based upon, arising out of, or related to this Agreement, any of the other Transaction Documents or the transactions contemplated hereby or thereby may be brought only against, the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth in such agreement with respect to such party and (ii) with respect to each named party hereto or to any other Transaction Document, no Related Party of such named party hereto or to such other Transaction Document shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party hereto or to such other Transaction Document or for any claim based on, arising out of, or related to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby; provided that nothing in this Section 11.16 shall prevent the Company from seeking any remedy available to it for any breach of the Confidentiality Agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

MASTERBRAND CABINETS LLC

By:	/s/ R. David Banyard, Jr.
Name:	R. David Banyard, Jr.
Title:	President

DOGWOOD MERGER SUB LLC

By:	/s/ R. David Banyard, Jr.
Name:	R. David Banyard, Jr.
Title:	President

GHK NORTH STAR HOLDINGS LLC

By:	/s/ Gilbert H. Klemann
Name:	Gilbert H. Klemann
Title:	President

DURA INVESTMENT HOLDINGS LLC

By:	/s/ Anthony Sugalski
Name:	Anthony Sugalski
Title:	Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

Accounting Principles; Illustrative Calculation of Net Working Capital

EXHIBIT B

Form of Escrow Agreement

EXHIBIT C

Letter of Transmittal